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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                         PURSUANT TO SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

         Date of Report (Date of earliest event reported): MARCH 6, 2003


                               REFOCUS GROUP, INC.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)

            DELAWARE                     0-32543                75-2910096
-------------------------------  ------------------------   -------------------
(State or other jurisdiction of  (Commission File Number)      (IRS Employer
 incorporation or organization)                             Identification No.)

10300 NORTH CENTRAL EXPRESSWAY, SUITE 104
DALLAS, TX                                                      75231
------------------------------------------------      --------------------------
 (Address of principal executive offices)                     (Zip Code)

Registrant's telephone number, including area code: (214) 368-0200

 VERYBESTOFTHEINTERNET.COM, INC., 1950 STEMMONS FREEWAY, SUITE 4048, DALLAS, TX
                                      75207
--------------------------------------------------------------------------------
          (Former name or former address, if changed since last report)

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                                TABLE OF CONTENTS

                                                                                                         PAGE
                                                                                                         ----
ITEM 1.  CHANGES IN CONTROL OF REGISTRANT.................................................................1
     Security Ownership of Certain Beneficial Owners and Management.......................................5
ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS.............................................................7
     The Merger...........................................................................................7
     Description of Refocus Group, Inc. and Its Predecessors..............................................8
     Description of Business..............................................................................8
         General..........................................................................................8
         History of Presby Corp...........................................................................9
         Business and Industry Overview...................................................................9
         Current and Future Products......................................................................11
         Strategic Alliances..............................................................................12
         Business Strategy and Intellectual Property......................................................13
         Competition......................................................................................13
         Manufacturing....................................................................................16
         Government Regulation............................................................................16
         Other Material Agreements........................................................................20
         Employees........................................................................................21
     Description of Property..............................................................................21
     Cautionary Statements................................................................................22
         Risks Related to our Business Industry...........................................................22
         Risks Related to our Common Stock................................................................38
         Special Note Regarding Forward-Looking Statements................................................40
     Directors and Executive Officers After the Merger....................................................42
         Board Composition and Committees.................................................................46
         Director Compensation............................................................................46
         Indebtedness of Directors and Executive Officers.................................................47
         Family Relationships.............................................................................47
         Legal Proceedings................................................................................47
     Executive Compensation...............................................................................47
         Summary Compensation Table.......................................................................48
         Options/SAR Grants Table.........................................................................49
         Fiscal Year End Option Exercises and Values......................................................49
         Stock Option Plan................................................................................50
     Certain Relationships and Related Transactions.......................................................52
         CIBA Vision Transaction..........................................................................52
         Avatex Corporation...............................................................................52
         Ronald A. Schachar M.D., Ph.D....................................................................53
         Bridge Loan......................................................................................54
         InSite Productions, LLC..........................................................................54
         Other Matters....................................................................................54
     Legal Proceedings....................................................................................55
ITEM 5.   OTHER EVENTS AND REGULATION FD DISCLOSURE.......................................................57
ITEM 7.   FINANCIAL STATEMENTS AND EXHIBITS...............................................................58

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ITEM 1.    CHANGES IN CONTROL OF REGISTRANT

     On March 6, 2003, Refocus Group, Inc., or Refocus, formerly known as VeryBestoftheInternet.com, Inc., completed the merger of Refocus Acquisition Corp., a Delaware corporation and newly created wholly-owned subsidiary of Refocus, or MergerSub, with and into Presby Corp., a Delaware corporation, or Presby, with Presby surviving as a wholly-owned subsidiary of Refocus. The merger was consummated under Delaware law and pursuant to an Agreement of Merger and Plan of Reorganization, dated as of March 6, 2003, or the Merger Agreement. A copy of the Merger Agreement is filed as an exhibit to this Current Report on Form 8-K.

     Prior to the merger, VeryBestoftheInternet.com, Inc. reincorporated in Delaware, changed its name to Refocus Group, Inc., effected a forward-split of its common stock on the basis of approximately six shares for each share issued and outstanding and determined to change its business efforts. As part of the merger, substantially all of the shares owned by Danny Gunter and Adrienne Beam, the sole members of the board of directors of Refocus prior to the merger, were repurchased by Refocus and then canceled at the closing of the merger. After cancellation of Mr. Gunter's and Ms.Beam's shares and immediately prior to the merger, there were 4,097,107 shares of common stock of Refocus issued and outstanding (on a post-forward split basis).

     Pursuant to the Merger Agreement, at closing, Refocus issued 11,940,144 shares of its common stock, par value $0.0001 per share (on a post-forward split basis), to the stockholders of Presby, representing 63.1% of the issued and outstanding Refocus common stock following the merger, in exchange for 100% of the outstanding capital stock of Presby, subject to the assertion of appraisal rights by former Presby stockholders. In addition, Refocus assumed the Presby Amended and Restated 1997 Stock Option Plan and reserved 4.1 million shares of Refocus common stock (on a post-forward split basis) for options issued and issuable under that plan. At the time of the merger, Presby had outstanding options to purchase 719,486 shares of common stock that were converted in the merger into options to purchase shares of common stock of Refocus. The stock options that were converted in the merger included an option to purchase 557,635 shares granted to the chief executive officer of Presby in accordance with his employment agreement. After giving effect to the merger and the initial tranche of the private placement (SEE "Item 5. Other Events and Regulation FD Disclosure"), Refocus had 18,924,751 shares of its common stock outstanding. In addition, after giving effect to the merger and the initial tranche of the private placement, warrants to purchase 2,737,500 shares and options to purchase 719,486 shares of Refocus common stock were outstanding. At the closing of the merger, MergerSub merged with Presby, upon which MergerSub ceased to exist and Presby, as the surviving corporation, became a wholly-owned subsidiary of Refocus.

     After completion of the merger and the closing of the second tranche of the private placement, Refocus is expected to have the following equity securities outstanding: 21,837,251 shares of common stock, warrants to purchase 4,175,000 shares of common stock and options to purchase 1,209,486 shares of common stock, resulting in an aggregate of 27,221,737 shares of its common stock outstanding on a fully-diluted basis. The 11,940,144 shares of common stock of Refocus that were issued at the closing of the merger and 719,486 shares of common stock of

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Refocus that were reserved for issuance upon the exercise of outstanding Presby stock options represent, in the aggregate, 46.5% of the total number of outstanding shares of common stock of Refocus on a post-forward split basis, assuming the exercise of all outstanding warrants and options following the consummation of the second tranche of the private placement. The actual number of shares of Refocus common stock, warrants and options outstanding at the close of the second tranche of the private placement may be different than the projected outstanding securities if prior to the closing of the second tranche of the private placement Refocus issues additional common stock, warrants and options in other transactions. These possible adjustments would change the percentage of Refocus common stock controlled by former Presby stockholders, as would any sale of securities by these former Presby stockholders.

     The shares of Refocus common stock issued to stockholders of Presby in connection with the merger and the shares of Refocus common stock and warrants to purchase Refocus common stock that were issued in the private placement were not registered under the Securities Act of 1933 and, as a result, are "restricted securities" and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. Certificates representing these shares will contain a legend stating the same. Additionally, in connection with the merger and the private placement, holders of approximately 91% of the outstanding stock of Presby and all holders of shares of Refocus common stock and warrants to purchase Refocus common stock acquired in the private placement entered into agreements with Refocus that prohibit the stockholder from:

     - publicly selling, contracting to sell or otherwise transferring any of the shares of Refocus common stock beneficially owned by the stockholder following the merger; or

     - privately selling, contracting to sell or otherwise transferring (unless the proposed transferee agrees to be bound by the restrictions on transfer contained in the stockholder's agreement with Refocus) any of the shares beneficially owned by the stockholder following the merger.

Stockholders who entered into these agreements and who received or acquired shares of Refocus common stock and warrants to purchase Refocus common stock as a result of the merger or the private placement may, however, transfer those shares, publicly or otherwise, as follows:

     - SHARES OF REFOCUS COMMON STOCK AND WARRANTS TO PURCHASE REFOCUS COMMON STOCK ACQUIRED IN THE PRIVATE PLACEMENT. Stockholders who acquired shares of Refocus common stock and warrants to purchase Refocus common stock in the private placement may transfer those shares at a rate of nine percent of the aggregate number of shares of Refocus common stock and shares of Refocus common stock underlying the warrants issued to that stockholder in the private placement per month, subject to applicable securities laws, following the effective date of a registration statement covering those shares.

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     -    SHARES OF PRESBY COMMON STOCK AND SERIES C PREFERRED STOCK (PRIOR TO
          THE CONVERSION OF THE SERIES C PREFERRED STOCK INTO PRESBY COMMON STOCK) PRIOR TO THE MERGER. Holders of Presby common stock and/or Presby Series C preferred stock prior to the merger may transfer the shares of Refocus common stock received in connection with conversion of the Presby common stock and Series C preferred stock in the merger at a rate of nine percent of the aggregate number of shares of Refocus common stock issued to the stockholder for his shares of Presby common stock and/or Series C preferred stock in the merger (calculated at the date of the closing of the initial tranche of the private placement) per month, subject to applicable securities laws, beginning one year after the effective date of a registration statement covering those shares.

     - SHARES OF PRESBY SERIES B PREFERRED STOCK (PRIOR TO THE CONVERSION OF THE SERIES B PREFERRED STOCK INTO PRESBY COMMON STOCK) PRIOR TO THE MERGER. These stockholders may transfer shares of Refocus common stock as follows:

            - at a rate of three percent of the aggregate number of shares of Refocus common stock issued to the stockholder for his shares of Presby Series B preferred stock in the merger (calculated at the date of the closing of initial tranche of the private placement) per month, following the effective date of a registration statement covering those shares; and

            - at a rate of nine percent of the aggregate number of shares of Refocus common stock issued to the stockholder for his shares of Presby Series B preferred stock in the merger (calculated at the date of the closing of the initial private placement) per month, subject to applicable securities laws, beginning six months after the effective date of a registration statement covering those shares.

These agreements between Refocus and the stockholders will terminate two years after the date of closing of the merger.

     Pursuant to the terms of the private placement, Refocus agreed to register for resale under the Securities Act of 1933 the shares of Refocus common stock and the shares of Refocus common stock acquirable upon exercise of the warrants issued in the private placement no later than the earlier of:

            -  180 days after the closing of the merger, or

            -  the earlier of:

                    - 90 days after approval for listing on the American Stock Exchange, or

                    - 180 days after approval for quotation on the Nasdaq SmallCap Market.

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Additionally, as consideration for entering to the agreements restricting transfer, Refocus agreed to register for resale under the Securities Act of 1933 the shares of Refocus common stock received by holders of Presby common stock, Series B preferred stock and Series C preferred stock in connection with merger at the same time as the shares of Refocus common stock issued in the private placement were registered for resale.

     Presby is a medical device company based in Dallas, Texas and engaged in the research and development of surgical treatments for human vision disorders. Presby has also used its research and understanding of the human eye to develop and patent technology for use with commercial optical lens applications. Refocus intends to carry on Presby's business as a wholly-owned subsidiary. Refocus has relocated its executive offices to those of Presby at 10300 North Central Expressway, Suite 104, Dallas, TX 75231 and its telephone number is (214) 368-0200.

     It is the intention of Refocus, as soon as practicable, to hold a meeting of stockholders to allow stockholders to vote on amendments to its certificate of incorporation in order to change its corporate name from Refocus Group, Inc. to another suitable name and to provide for a classified board of directors. If the proposal to amend the certificate of incorporation to provide for a classified board of directors is approved by the requisite number of stockholders, the directors will serve in staggered terms of one, two and three years. If the classified board amendment is not approved, the directors will serve until the next annual meeting of stockholders. This Current Report on Form 8-K is not, and shall not be construed as, a solicitation of a proxy for a meeting of stockholders. Any solicitation for a proxy for a meeting of stockholders will made in accordance with the Securities Exchange Act of 1934 and the rules promulgated by that act.

     Under Delaware law, Refocus did not need the approval of its stockholders to consummate the merger, as the constituent corporations in the merger were MergerSub and Presby, each of which are Delaware corporations. Refocus was not a constituent corporation in the merger. The merger and its related transactions were approved by the requisite number of Presby stockholder by written consent in lieu of a meeting. Under Delaware General Corporation Law, Presby stockholders who did not consent to the merger may demand in writing that Presby pay the fair value of their shares. Determination of fair value is based on all relevant factors, except for any appreciation or depreciation resulting from the anticipation or accomplishment of the merger.

     Pursuant to the Merger Agreement, at the closing of the merger, the membership of the board of directors of Refocus was increased from two to four directors, and David A. Williams and Glen Bradley, Ph.D. were appointed to serve in the vacancies created by the increase until the next annual meeting of stockholders. Upon compliance with Section 14(f) of the Securities Exchange Act of 1934 and Rule 14(f)-1 promulgated by the Securities and Exchange Commission, pursuant to the Merger Agreement, the number of members comprising the board of directors will be increased to eight members and Terence A. Walts, Robin G. Terrell, Abbey J. Butler, Peter C. Hobbins, Ph.D., Grady E. Schleier and Melvyn
J. Estrin will be appointed to serve as directors of Refocus until the next annual meeting of stockholders. In connection with the appointment of these six directors, Danny Gunter and Adrienne Beam, the sole members of the board of directors of Refocus prior to the merger, will resign as directors of Refocus.

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     For accounting purposes, the merger is being accounted for as a reverse merger, since the stockholders of Presby own a majority of the issued and outstanding shares of common stock of Refocus immediately following the merger. Except as described in the previous paragraph and in this Current Report on Form 8-K under the caption "Certain Relationships and Related Transactions," no arrangements or understandings exist among present or former controlling stockholders with respect to the election of members of the board of directors of Refocus, and to the knowledge of Refocus, no other arrangements exist that might result in a change of control of Refocus. Further, due to the issuance of the 11,940,144 shares of Refocus common stock and the change in the majority of the directors of Refocus, which will become effective upon compliance with
Section 14(f) of the Securities Exchange Act of 1934 and Rule 14f-1 promulgated by the Securities and Exchange Commission, a change in control of Refocus occurred on the date of the consummation of the merger.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information regarding the number of shares of common stock of Refocus beneficially owned on March 7, 2003, by:

     - each person who is known by Refocus to beneficially own five percent or more of the common stock of Refocus;
     -    each of the directors and executive officers of Refocus; and
     -    all of Refocus' directors and executive officers as a group.

Except as otherwise set forth below, the address of each of the persons listed below is c/o Refocus Group, Inc., 10300 North Central Expressway, Suite 104, Dallas, TX 75231.

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
                                                      Number of Shares                   Percentage of Shares
Name and Address of Beneficial Owner               Beneficially Owned (1)               Beneficially Owned (2)
------------------------------------               ----------------------               ----------------------
FIVE PERCENT BENEFICIAL OWNERS:

Avatex Corporation..........................              2,501,730                               13.2%
17000 Preston Road
Suite 310
Dallas, Texas 75248

CIBA Vision Corporation.....................                937,500                                5.0%
11460 Johns Creek Parkway
Duluth, Georgia 30097-1556

Ronald A. Schachar, M.D., Ph.D..............              4,621,965 (3)                           24.4%
10010 Lennox Lane
Dallas, Texas 75229

DIRECTORS AND EXECUTIVE OFFICERS (4):

Glen Bradley, Ph.D..........................                 37,500 (5)                               *

Abbey J. Butler.............................                955,798 (6)                            5.0%

Mark A. Cox.................................                143,576 (7)                               *

Donald P. Cudmore...........................                191,356 (8)                            1.0%

Melvyn J. Estrin............................                974,547 (9)                            5.1%

Peter C. Hobbins, Ph.D......................                      0                                   *

Grady E. Schleier...........................                140,563 (10)                              *

Robin G. Terrell............................                      0                                   *

Terence A. Walts............................                107,878 (11)                              *

David A. Williams...........................                 75,000 (12)                              *

Stanley I. Thaw.............................                229,872 (13)                           1.2%

Thomas M. Riedhammer........................                      0                                   *

Danny Gunter................................                  2,000                                   *

Adrienne Beam...............................                  2,000                                   *

Directors and Executive Officers as a Group.              2,860,090 (4) (14)                      14.9%

------------------------
* Less than 1%

(1) Unless otherwise indicated, includes shares owned by a spouse, minor children, by relatives sharing the same home, entities owned or controlled by the named person. Also includes shares if the named person has the right to acquire such shares within 60 days of March 7, 2003 by the exercise of any right or option. Unless otherwise noted, shares are owned of record and beneficially by the named person.
(2)  Based upon 18,924,751 shares of common stock outstanding on March 7, 2003.
(3) Includes 441,591 shares of common stock held by or on behalf of Dr. Schachar's children. Dr. Schachar disclaims beneficial ownership of the shares owned by his children.

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(4)  Terence A. Walts, Robin G. Terrell, Abbey J. Butler, Peter C. Hobbins,
     Ph.D., Grady E. Schleier and Melvyn J. Estrin are shown in this table for purposes of their appointment to the board of directors upon compliance with Section 14(f) of the Securities Exchange Act of 1934 and Rule 14(f)-1 promulgated by the Securities and Exchange Commission. In connection with the appointment of these six directors, Danny Gunter and Adrienne Beam have agreed to resign from the board of directors. Messrs. Thaw and Riedhammer are former executive officers of the Company that resigned in 2002.
(5) Includes 12,500 shares of common stock acquirable pursuant to the exercise of warrants.
(6) Includes 656,250 shares of common stock held by C.B. Equities Management IV, LLC, an entity owned and controlled by Mr. Butler, and 25,000 shares of common stock held by C.B. Equities Retirement Trust, of which Mr. Butler serves as trustee. Includes 12,500 shares of common stock acquirable pursuant to the exercise of warrants. Excludes shares held by Avatex, which is operating under the supervision of the United States Bankruptcy Court for the Northern District of Texas, Dallas Division.
(7) Includes 34,825 shares of common stock subject to a stock option that is currently exercisable. Includes 1,402 shares of common stock held by Mr. Cox's children.
(8) Includes 26,250 shares of common stock subject to a stock option that is currently exercisable.
(9) Includes 918,297 shares of common stock held by Estrin New Ventures, LLC and 37,500 shares held by St. Elizabeth's Hospital, Inc., entities owned and controlled by Mr. Estrin. Includes 18,750 shares of common stock acquirable pursuant to the exercise of warrants. Excludes shares held by Avatex, which is operating under the supervision of the United States Bankruptcy Court for the Northern District of Texas, Dallas Division.
(10) Includes 3,125 shares of common stock acquirable pursuant to the exercise of warrants.
(11) Includes 6,250 shares of common stock acquirable pursuant to the exercise of warrants and 89,128 shares of common stock acquirable pursuant to the exercise of stock options.
(12) Includes 50,000 shares of common stock and warrants to purchase 25,000 shares of common stock owned by Roxborough Holdings, Ltd. Mr. Williams is the president and sole owner of Roxborough Holdings, Ltd.
(13) These shares are held by a trust. Mr. Thaw disclaims beneficial ownership of such shares.
(14) Represents 14 persons and includes 150,203 shares acquirable pursuant to the exercise of stock options, 78,125 shares of common stock acquirable pursuant to the exercise of warrants, and 229,872 shares of common stock for which the present or former executive officer or director exercises voting rights but disclaims beneficial ownership. Excludes shares held by Avatex.

ITEM 2.    ACQUISITION OR DISPOSITION OF ASSETS

     Set forth below is certain information concerning the principal terms of the merger and business of the combined company.

                                   THE MERGER

     THE MERGER. On March 6, 2003, Refocus, MergerSub and Presby entered into the Merger Agreement. On March 6, 2003, or the Merger Closing Date, Presby was merged with and into MergerSub, with Presby surviving as a wholly-owned subsidiary of Refocus. The Merger Agreement specified that each share of common stock of Presby and each share of common stock of Presby acquirable upon the exercise of Presby stock options outstanding on the Merger Closing Date would be converted into common stock of Refocus (on a post-forward split basis) on a one for one basis, subject to the assertion of appraisal rights by former Presby stockholders. On the Merger Closing Date, Refocus issued 11,940,144 shares of common stock to stockholders of Presby, representing approximately 63.1% of the issued and outstanding Refocus common stock following the merger and the initial tranche of the private placement. Following the merger, all of Refocus' business operations are conducted through its wholly-owned subsidiary, Presby. SEE "Description of Business." Prior to the merger, there were no material relationships between Refocus and Presby, any of their respective affiliates, directors or officers, or any associates of their respective officers or directors. Following the merger, a plan was submitted to discontinue Refocus' internet ranking service operations. All of Refocus' liabilities were settled prior to the merger.

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     FORWARD STOCK SPLIT. Prior to the merger, Refocus' board of directors approved and effected a forward stock split of Refocus common stock on the basis of approximately six shares for each share of common stock outstanding. Substantially all of the shares of common stock held by Danny Gunter and Adrienne Beam were repurchased by Refocus and canceled on the Merger Closing Date (SEE "Certain Relationships and Related Transactions"). After giving effect to the forward stock split and the cancellation of Mr. Gunter's and Ms. Beam's shares, there were 4,097,107 shares of Refocus common stock outstanding.

     ELECTION OF BOARD OF DIRECTORS. Pursuant to the Merger Agreement, at the closing of the merger, the membership of the board of directors of Refocus was increased from two to four directors, and David A. Williams and Glen Bradley, Ph.D. were appointed to serve in the vacancies created by the increase until the next annual meeting of stockholders. Upon compliance with Section 14(f) of the Securities Exchange Act of 1934 and Rule 14(f)-1 promulgated by the Securities and Exchange Commission, the number of members comprising the board of directors of Refocus will be increased to eight members and Terence A. Walts, Robin G. Terrell, Abbey J. Butler, Peter C. Hobbins, Ph.D., Grady E. Schleier and Melvyn
J. Estrin will be appointed to serve as directors of Refocus until the next annual meeting of stockholders. In connection with the appointment of these six directors, Danny Gunter and Adrienne Beam, the sole members of the board of directors of Refocus prior to the merger, will resign as directors of Refocus. SEE "Directors and Executive Officers of the Company After the Merger."

             DESCRIPTION OF REFOCUS GROUP, INC. AND ITS PREDECESSORS

     VeryBestoftheInternet.com was organized as a Texas corporation on November 21, 2000. In February 2003, VeryBestoftheInternet.com reincorporated in Delaware and changed its name to Refocus Group, Inc. Refocus was an internet ranking service that allowed consumers to identify websites that are most useful to them so as to minimize the time expended in searching for desired information. After the merger, Refocus discontinued its previous business and succeeded to the business of Presby.

                             DESCRIPTION OF BUSINESS

     Unless otherwise indicated, or unless the context otherwise requires, all references below to the term "Presby", the "Company", "we", "our" or "us" shall mean Refocus and Presby, after giving effect to the merger.

GENERAL

     We are a medical device company based in Dallas, Texas, engaged in the research and development of surgical treatments for human vision disorders. We have also used our research and understanding of the human eye to develop and patent technology for use with commercial optical lens applications. Our primary products are the patented PresVIEW device and the related PresVIEW Incision System, the automated surgical instrument for the surgical treatment of Presbyopia, Ocular Hypertension and Primary Open Angle Glaucoma, or POA Glaucoma, in the human eye. SEE "CURRENT AND FUTURE PRODUCTS." Marketing rights for these products have

                                        8
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been awarded to CIBA Vision Corp., or CIBA, the eye care unit of Novartis AG, or
Novartis. Novartis is a global, multi-billion dollar revenue pharmacological and life sciences company and one of the major eye care companies in the world with distribution in over 70 countries, subject to certain conditions. CIBA has agreed to assume responsibility for product commercialization worldwide and to provide adequate resources for marketing, mutually agreed-upon patent protection, international regulatory approvals and manufacturing. CIBA has also committed its considerable expertise to co-manage, with us, the U.S. Food and Drug Administration, or FDA, approval process in the United States. SEE "STRATEGIC ALLIANCES."

     We have additional products in early-stage development, including a medical device for the treatment of Dry Age-Related Macular Degeneration and a single element variable focus lens for use in commercial optical lens applications. We own an extensive patent portfolio to protect our medical and commercial lens intellectual property.

     We previously marketed our medical device as the "Scleral Expansion Band," or "SEB." CIBA has determined that it intends to market the device under a new name, the "PresVIEW" Implant, trademark pending by CIBA. References to the PresVIEW device in periods prior to our agreement with CIBA should be understood to refer to the medical device under its previous name.

HISTORY OF PRESBY CORP.

     Presby Corp. was incorporated in 1994 to conduct research and develop a surgical treatment for Presbyopia in the human eye. Extensive research and investigational surgeries were conducted, and by 1998, Presby Corp. had obtained the European CE Mark and other regulatory approvals necessary to market versions of the technology in a number of international markets. Presby Corp. began selectively selling the PresVIEW device and related customized surgical instruments to key surgeons in the European Union and other countries.

     In the year 2000, Presby Corp. received approval from the FDA to conduct feasibility clinical trials of the PresVIEW Procedure for the treatment of Presbyopia on humans, as well as approval from Health Canada (the Canadian equivalent of the FDA) to conduct a clinical trial of the PresVIEW Procedure for the treatment of Ocular Hypertension and POA Glaucoma. In 2002, CIBA acquired the right to obtain an exclusive worldwide license to the technology and Presby Corp. suspended sales to new surgeons.

BUSINESS AND INDUSTRY OVERVIEW

     PRESBYOPIA. Presbyopia (the Greek word for "old eye") is the primary reason that nearly everyone beginning in their early 40s uses bifocals, reading glasses or removes their distance glasses in order to read at a comfortable distance. According to Dain Rauscher Wessels in May 2001, Presbyopia ultimately affects 100% of the population, with the first effects of Presbyopia generally occurring at about the age of 40 and nearly fully prevalent after age 45. There are approximately 120 million Americans who currently suffer from Presbyopia and, based on widely available estimates, the United States population over the age of 40 continues to grow. External lenses such as bifocals and reading glasses are currently the principal alternatives

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available to counter the effects of Presbyopia. We believe the Procedure will be particularly attractive to the approximately 3 million Americans who, since
1996, have already demonstrated a willingness to reduce or eliminate their need for glasses via LASIK and laser vision correction procedures--only to find that they need glasses again for reading as they become presbyopic after age 40.

     A February 1999 study conducted by Business Valuation Services, an independent consulting firm commissioned by us, revealed that while only about 40% of the United States population under age 40 wear vision corrective lens, over 90% of the United States population over the age of 55 require vision correction, including reading glasses. This increased need for vision correction is primarily due to the onset of Presbyopia. We believe that a significant segment of the population from ages 40 to 65 will benefit significantly from the PresVIEW Procedure and may be able to discontinue or reduce the need for vision correction. The study commissioned by us estimated the number of patients ideally suited, by age, vision and income qualifications, to be in excess of 50 million people worldwide. We believe that this market will continue to refresh and grow as more people reach the age of 40.

     Widely publicized laser surgical techniques, such as LASIK and LASEK, are generally designed to treat other refractive imperfections of the eye, primarily nearsightedness (myopia), farsightedness (hyperopia) and astigmatism. These techniques generally do not compete with the PresVIEW Procedure and do not directly treat Presbyopia. In fact, the PresVIEW Procedure is complementary to these laser surgical procedures. We expect that ophthalmologists, optometrists and other eye care professionals will aggressively market this elective procedure in similar fashion to laser procedures, especially since it complements those laser surgery procedures, which are marketed to the baby-boomer population.

     OCULAR HYPERTENSION AND POA GLAUCOMA. Ocular Hypertension is a medical condition involving elevated pressure within the eye and may lead to serious damage to vision. Ocular Hypertension is caused by a buildup of fluid pressure in the eye and is primarily associated with the inability of the eye to properly drain itself of fluids. Just as with high blood pressure, abnormally high levels of ocular pressure must be medically treated. Advanced or prolonged Ocular Hypertension is believed to damage the optic nerve in the back of the eye and can result in an initial loss of peripheral vision. This condition is deemed POA Glaucoma once there is a loss of vision. Continued loss of peripheral vision shrinks the person's field of vision and eventually leads to tunnel vision and then blindness. Ocular Hypertension and POA Glaucoma are considered to be genetic and related to the tissue of the eye. The initial stages of Ocular Hypertension are not noticeable to a patient. Consequently, early diagnosis is extremely important because damage from POA Glaucoma is irreversible. Ocular Hypertension and POA Glaucoma are currently treated primarily with pharmaceutical drops and pills with varying success. POA Glaucoma medications have substantial side effects, are costly, not continuous in their action and are not fully effective due to the person's lack of compliance with proper use of the medication. Many of these medications have to be taken several times each day on a strict schedule for the rest of the person's life. Persons with more advanced stages of POA Glaucoma must undergo other types of surgical treatments that involve artificial methods to drain the fluid from the eye. These surgical methods may have significant complications and side effects and typically have varying success.

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     According to the National Institutes of Health in June 2002, it is
estimated that more than five million Americans have Ocular Hypertension. It also estimates that Glaucoma affects three million Americans and many more people worldwide and is the second leading cause of irreversible blindness. Glaucoma medication is estimated by us to currently represent over 50% of the ophthalmic pharmaceutical industry's revenues. According to published reports by Alcon and SG Cowen in 2000, the ophthalmic pharmaceutical industry has annual revenues exceeding $2.0 billion in the United States.

     We believe that the PresVIEW Procedure treats Ocular Hypertension and POA Glaucoma by restoring the natural spacing between the muscle and the lens, which also restores the natural base-line tension of the muscle inside the eye. Assuming that a significant number of patients that undergo the PresVIEW Procedure for the treatment of Ocular Hypertension demonstrate the same surgical results that has been shown in clinical studies, the PresVIEW Procedure could become the first-line preferred treatment for Ocular Hypertension and POA Glaucoma. Since these eye disorders are considered to be genetic, the PresVIEW Procedure could become the first preventive procedure in ophthalmology.

     AGE-RELATED MACULAR DEGENERATION. Age-Related Macular Degeneration, or ARMD, is estimated to affect up to 10 million Americans and is the leading cause of irreversible severe central vision loss in Caucasians 50 years and older in the United States and in most of the developed world. The incidence and progression of ARMD increase significantly with age. According to the 2001 American Academy of Ophthalmology Preferred Practice Pattern, approximately 10% of patients 66 to 74 years of age have ARMD, and the prevalence increases to approximately 30% of patients 75 to 85 years of age. Certain companies, including QLT, Inc. (Nasdaq: QLTI), have developed drug related treatments for "Wet" ARMD. Wet ARMD involves the growth of abnormal blood vessels under the central part of the retina, called the macula. These vessels cause photoreceptor damage and a loss of central vision. According to the American Macular Degeneration Foundation in 2001, about 85% of patients, however, suffer from "Dry" ARMD. Dry ARMD involves similar damage to photoreceptors; however, the cause is unclear and is the subject of extensive medical debate. Our research has resulted in the development of the Macular Enhancing Device, or MED, which may be the first device designed for use in the treatment of Dry ARMD. We have received two issued United States patents on the device and will be further developing the product for later commercialization. To date, we have not licensed this product.

CURRENT AND FUTURE PRODUCTS

     PRESVIEW DEVICE AND PRESVIEW INCISION SYSTEM

     The PresVIEW device consists of four separate tiny plastic segments, each about the size of a grain of rice, made from polymethylacrylate, or PMMA. PMMA has been implanted in the eye for other types of surgical procedures (intraocular lenses, hard contact lenses) for over fifty years. The surgeon uses the PresVIEW Incision System to make four superficial incisions in the quadrants of the sclera (white of the eye). The PresVIEW device is inserted into the superficial tunnels, causing a lift in the sclera that in turn reduces the crowding of the underlying muscles.

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The surgery is an outpatient surgical procedure performed under topical or local anesthesia.

     We believe that the PresVIEW Procedure provides the following benefits to patients:

     -    long-term improved near or reading vision;
     -    low risk procedure;
     -    minimally invasive procedure, which we believe is fully reversible;
          and
     - reduction in intraocular pressure in patients with Ocular Hypertension and POA Glaucoma.

     MACULAR ENHANCING DEVICE

     MED is a device we developed to treat Dry ARMD. We have received two issued United States patents on the device. We expect to further research and develop the device for commercialization in the future. To date, we have not licensed this device.

     SINGLE ELEMENT VARIABLE FOCUS LENS

     Our research and understanding of the human lens has led to the development of a single element variable focus lens, or SEVFL, that we believe duplicates the functionality of the human eye. Variable focus commercial lens systems in camera and other applications currently involve multiple lenses, which must be moved relative to each other in order to produce variations in optical power. We plan to develop a SEVFL prototype that will demonstrate that these same large optical effects can be produced with microscopic movement to a single uniquely shaped lens. SEVFL is expected to be smaller, lighter and less complex than a multiple lens system. Commercial applications may include cameras, robotics or other uses. We have obtained domestic and international patents on this technology. To date, we have not commercialized or licensed this technology.

STRATEGIC ALLIANCES

     CIBA VISION CORP.

     In the summer of 2001, CIBA began an extensive period of due diligence on our PresVIEW Procedure and concluded that the PresVIEW device and the related PresVIEW Procedure represented significant market potential. Negotiations between CIBA and us concluded with an exclusive license agreement in March 2002, pursuant to which CIBA has the right to obtain an exclusive worldwide license to market, distribute and sell the PresVIEW device, the PresVIEW Incision System (the specialized automated incision device) and related disposable blades developed for the surgery. The license agreement, subject to certain terms and conditions, includes a requirement for CIBA to purchase equity interests in us. Our products will be marketed under the PresVIEW trademark.

     Under our agreement with CIBA, we will receive a percentage royalty on CIBA's worldwide net sales of the PresVIEW device and related products. CIBA has the option to make minimum royalty payments totaling $13.6 million in the initial five years under its agreement

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with us if it wishes to maintain its rights to an exclusive license of the
PresVIEW device, PresVIEW Incision System and related products. CIBA has paid us $2.0 million in advance for future royalties. CIBA also purchased a total of $1.25 million of our common stock in the first tranche and has committed to purchase an additional $1.25 million of our common stock in the second tranche of the private placement. Subject to certain conditions precedent, CIBA will also purchase an additional $2.5 million of our common stock within 60 days following the enrollment of the first patient in our Phase III FDA clinical trial. Further, CIBA has agreed to pay us an additional amount up to $4.0 million upon the achievement of certain FDA related milestones.

     CIBA has agreed to assume responsibility for the legal defense of our worldwide PresVIEW patent portfolio against patent infringement, subject to mutual agreement between CIBA and us. A legal committee consisting of two members from each of CIBA and us will jointly make decisions regarding such patent defense.

BUSINESS STRATEGY AND INTELLECTUAL PROPERTY

     One of our primary strategies has been to develop strong proprietary patents both domestically and internationally for our products, including the PresVIEW device, the PresVIEW Incision System, the MED, and the SEVFL. We have 18 issued United States patents and 30 issued or published international patents. We have 15 pending United States patent applications and 81 pending international patent applications.

     We have sought intellectual property rights in virtually every significant economic market throughout the world that has a legal system that tends to recognize such rights. We intend to continue to submit additional patent applications and amendments to maintain and strengthen our patent protection. Our patents protect the PresVIEW device as well as variations of the PresVIEW device to achieve the desired treatment of Presbyopia, POA Glaucoma and Ocular Hypertension. Due to the nature of the medical discovery, we believe that we have unusually broad patent protection. We also seek to protect our proprietary technology, in part, through proprietary confidentiality and nondisclosure agreements with employees, consultants, and other parties. Subject to certain conditions set forth in our agreement with CIBA and the severance and consulting agreement with Dr. Schachar (SEE "Certain Relationships and Related Party Transactions"), we retain ownership of all our patent rights.

COMPETITION

     We believe that the PresVIEW Procedure provides a physiological or natural improvement in the human eye's ability to focus at all near points. Glasses, contact lenses, and other optical changes to the eye provide only a compensation for the inability of the older eye to focus:

  - GLASSES. Presbyopia was initially treated with near vision optical aids using magnifying lenses, reading glasses, and monocles. Patients were constantly removing reading glasses and losing them because the reading glasses interfere with vision at all other distances. In the 1700's, Benjamin Franklin fused the distance lens with the near reading lens to give us bifocals that were later modified to trifocals. The problem with these reading aids is that they only allow sharp near vision at a given distance and the near visual field is limited by the lens. Patients must learn to rotate their eyes downward when reading with bifocals instead of rotating their head. It usually takes weeks for patients to get used to wearing bifocals and most patients remain dissatisfied. Trifocals can be even more of a problem for many patients.

  - MULTIFOCAL GLASSES. Multifocal lenses produce multiple images at various focal points. Light reflected or emitted by an object must be dispersed by the multifocal lens over all the focal points. Therefore, the intensity at any given focal point is reduced and the contrast sensitivity diminished. In order to avoid prismatic effects, the visual field of a multifocal lens is reduced. The patient must learn to select the appropriate image of the several images produced by the lens.

  - BIFOCAL AND MULTIFOCAL CONTACT LENSES. In order to avoid the problems of bifocals and trifocals, bifocal contact lenses have been developed. Bifocal contact lenses have generally been unsuccessful because the distance and near power of the contact lens must be crowded into an area that can barely cover the pupil. The patient must learn how to shift the contact lens and to ignore the distant or near image according to the visual task. Multifocal contact lenses have the same significant drawbacks as multifocal glasses. It is estimated that approximately 70% of people who wear contact lenses for Presbyopia (less than one million people in the United States) wear them in monovision, i.e., with one lens in one eye for near vision, and one lens in the other eye for distance vision. After 30 years of contact lens usage, we believe that contact lenses remain largely ineffective in addressing Presbyopia.

  - LASER SURGERY ALTERNATIVES. Some researchers have developed plans for the use of laser refractive surgery to create a bifocal or multifocal cornea. In other words, the laser technique is intended to shape the cornea in the same manner as a multifocal contact lens. This alternative has essentially the same limitations and problems as multifocal glasses and contact lenses. The patient will see multiple images of reduced light intensity, i.e., with decreased contrast sensitivity. This approach would be an irreversible surgical treatment.

  - MONOVISION. The use of monovision, or correction in one eye for near vision and correction in the second eye for distance vision, can provide functional vision for some presbyopes. Monovision relies on the brain's ability to recognize the more appropriate image; although, it is important to note that not every patient is able to adjust adequately. Monovision can be achieved through contact lenses and LASIK. While many patients are satisfied with this method, the drawbacks of monovision include reduced night vision, difficulty driving in some cases and a significant decrease in depth perception.

  - OTHER TYPES OF CORNEAL SURGERY. Conductive Keratoplasty, or CK, uses a controlled release of radio frequency energy to shrink corneal tissue, which steepens the cornea, reducing farsightedness. CK is not reversible, but does regress over time. CK is primarily for the treatment of farsightedness to restore normal distance vision. Some physicians advertise this procedure for the treatment of Presbyopia; however, reading

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

     vision would be improved only if one eye is overcorrected to become nearsighted, and thus, the patient would have monovision.

  - MULTIFOCAL IOLs. During 1997, Allergan received FDA approval for its ARRAY(TM) multifocal intraocular lens, or IOL, the first multifocal lens indicated for cataract replacement. As a result of cataract patient satisfaction with the lens, some market observers have suggested that non-cataract presbyopes could undergo the procedure (off-label) to restore near vision. Note that in order to implant the ARRAY lens, the patient's functioning natural lens would have to be removed in a procedure known as clear lensectomy. There are some reports of decreased contrast sensitivity and difficulties with nighttime driving. In addition, reports have indicated that these patients experience a higher incidence of retinal detachments, which raises ethical concerns surrounding the removal of a healthy lens.

  - ACCOMMODATING IOLs. A handful of companies, including C&C Vision, are investigating the use of an accommodating IOL, which attempts to magnify the accommodative ability of the eye through the use of hinges on either side of the IOL. We believe that changes in vitreous pressure associated with accommodative effort moves the lens forward and backward, effectively changing the focus of the eye. These techniques are directed to those patients who require cataract removal as the eye care community has ethical and medical issues regarding the removal of healthy or pre-cataract lenses for such purposes. The amount of accommodation that is achieved postoperatively is limited. The risks associated with clear lens extraction to treat Presbyopia in patients who do not have a cataract and the lack of reversibility and the limited gain in accommodative amplitude mitigate against accommodating IOLs offering any significant competition to the PresVIEW Procedure.

  - ANTERIOR CILIARY SCLEROTOMY (ACS). ACS is a procedure whereby eight incisions are made in the sclera either with a diamond blade or with a laser, allowing it to expand and ideally produce an accommodative effect. Results are generally limited to less than 1.50 diopters of gain in accommodation, and any benefit appears to be negligible after approximately one year as a result of the healing ability of the sclera. We own issued patents that are believed to include this technology, have already settled one suit in which the defendant acknowledged that our patents were valid and enforceable and will vigorously defend our patents in this area against other infringers.

     SurgiLight, Inc., or SurgiLight, has announced that it is developing laser systems for the treatment of Presbyopia. Generally, SurgiLight intends to use a laser to weaken the sclera and thereby manipulate the ciliary muscle to treat Presbyopia. We believe this procedure structurally weakens the globe of the eye, subjecting it to risk of rupture via a severe blow to the eye or head. We believe that, while SurgiLight's approach is based on our scientific theory, the use of a laser to weaken the sclera will provide only a modest benefit, which will regress with healing. In March 2000, we filed a patent infringement suit against SurgiLight. SEE "Legal Proceedings."

     We believe that CIBA has the financial resources necessary and the economic incentive to assist in protecting the intellectual property rights worldwide and prevent potential competitors from entering the market with infringing products.

     While a variety of surgical techniques and medical devices exist for the treatment of Ocular Hypertension and POA Glaucoma, we believe that none of these surgical treatments work in the same manner as the PresVIEW device and do not offer stable, continuous therapy with the added benefit of an improvement in near vision:

  - TRABECULOPLASTY is the most common surgical procedure performed for uncontrollable glaucoma. It essentially involves making a drainage hole in the eye. The procedure has significant potential adverse reactions with a relatively high failure rate.

  - ARGON LASER TRABECULOPLASTY (ALT) involves using a laser to increase the drainage of aqueous through the trabecular meshwork. However, the intraocular pressure lowering effect is not lasting.

  - GLAUCOMA VALVES involve making a drainage site in the eye whose rate of outflow is controlled by a valve. This procedure is usually only performed for very severe cases of glaucoma and where Trabeculoplasty has failed. Glaucoma valves have high failure rates and can have significant adverse reactions. A newer drainage valve, the Optonol, consists of a miniature stainless steel pipe to drain fluid from the eye. This device is used for uncontrolled glaucoma. Since it is new to the market, the long-term failure rates and potential complications are unknown.

MANUFACTURING

     Under our agreement with CIBA, we are obligated to continue to manufacture our products during a transition period that should end during 2003. After the transition period, CIBA has sole responsibility for manufacturing and the selection of manufacturing contractors. Historically, the PresVIEW device has been manufactured to our specifications by an independent contractor using a standard injection molding process. We own the customized injection molds. Our current injection molding contractor is Superior Plastics of Fort Worth, Texas. Superior Plastics has ISO 9000 quality certification. Our customized surgical instruments and other equipment have been manufactured by independent contractors that specialize in the production of these types of instruments and equipment. We have been conducting quality control and packaging operations for the PresVIEW device at our Denison facility.

GOVERNMENT REGULATION

     The PresVIEW device has received European Union CE Mark certification and other regulatory approval in a variety of countries around the world. The PresVIEW Procedure has been successfully performed on hundreds of patients in these international markets.

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

     UNITED STATES

     A technical committee comprised of CIBA and us, or Company/CIBA joint technical committee, manages the process to obtain FDA approval in the United States. The PresVIEW device and the PresVIEW Incision System are not currently approved for sale in the U.S.

     Our primary products are subject to regulation by numerous governmental authorities in the United States and other countries. In the United States, medical devices are subject to regulation by the FDA under the Food, Drug, and Cosmetic Act, or the FD&C Act. The FDA regulates, among other things, the manufacture, distribution, study, and marketing of medical devices sold in the United States. Under the FD&C Act, the FDA classifies medical devices into one of three classes depending on the risks that the FDA believes are associated with the device and the types of controls necessary to assure safety and effectiveness. The PresVIEW device is a Class III device and subject to the FDA's most rigorous review.

     Before the PresVIEW device can be sold in the United States, FDA approval must be obtained through a Pre-Market Approval, or PMA application. A PMA must be supported by extensive data, including pre-clinical and clinical trial data, that demonstrates the safety and effectiveness of the device. Among other requirements, CIBA (or its contractors) and we are required to manufacture and test our products in accordance with Good Manufacturing Practices as specified in the regulations for such devices. Both the manufacturer's facilities and the facilities used for packaging and testing of the PresVIEW device will be subject to periodic inspections by the FDA.

     Prior to conducting the clinical trials in the United States, we are required to apply to the FDA for an Investigational Device Exemption, or IDE. The IDE application must include, among other things, a complete report of prior investigations, copies of all labeling, copies of all forms and informational materials used as a basis for obtaining informed consent, a description of the methods of manufacture, and a detailed description of the proposed clinical trial, including by way of example, the protocol, a risk analysis, monitoring procedures and sites where the device will be tested.

     We received approval from the FDA in 2000 to conduct a feasibility clinical trial of the PresVIEW device in the United States for the treatment of Presbyopia. The feasibility clinical trials were conducted at the Barnes-Jewish Hospital at Washington University School of Medicine in St. Louis, Missouri, the Dean A. McGee Eye Institute at the University of Oklahoma in Oklahoma City, Oklahoma, the New York Eye and Ear Infirmary in New York City, New York, the Jules Stein Eye Institute at UCLA in Los Angeles, California, the Stanford University School of Medicine in Stanford, California and the Storm Eye Institute at the Medical University of South Carolina in Charleston, South Carolina.

     We then proposed and received FDA approval to conduct the next phase of a broader clinical trial. The second-year IDE progress report concerning the patient results from the feasibility phase was submitted to the FDA in March 2002. With CIBA's involvement, modifications to the Phase II clinical trial evaluations were proposed to the FDA in July 2002. An IDE application, incorporating the recommendations of the Company/CIBA joint technical committee, is being prepared for submission to the FDA. The IDE requests approval for a Phase II clinical study of 150 patients with a two-year follow-up period. We anticipate that enrollment of patients could begin by the mid to late-2003 with the initial data from the trials submitted to the FDA within three to six months after commencement. Upon submission of the data to the FDA and assuming successful outcomes, the Company/CIBA joint technical committee anticipates that it will request FDA approval for the extension of the Phase III trial to include another 150 patients. This Phase III trial could begin in 2004 and would run concurrent with the initial stage of 150 patients. The Company/CIBA joint technical committee is considering a modular submission approach, which may allow for portions of the PMA to be submitted, and potentially approved, ahead of the final results of the full clinical trial. The Phase III clinical results would be submitted to the FDA as soon as all patients in the trial reach the one-year point. At this point, it is anticipated that we will also have two-year follow-up results from our Phase II clinical trial. All patients would continue to be followed for a required two-year period. After submission of the final PMA, including the clinical results, the FDA generally takes one year or longer to review and approve a Class III device for sale in the United States. For equivalent medical devices, the clinical and regulatory process to FDA approval and commercialization can take four to five years from the initiation of Phase II clinical trials.

     CIBA and we will also be required to submit an IDE, conduct separate clinical trials and submit a final PMA to obtain approval of the PresVIEW device for the treatment of Ocular Hypertension and POA Glaucoma. We expect to begin the Phase II clinical trial for the treatment of POA Glaucoma and Ocular Hypertension in late 2003 or early 2004.

     EUROPE

     The PresVIEW device and PresVIEW Incision System are CE marked and, therefore, can be marketed and sold in the European Community, or EC. The indications approved by SGS, The Company's European Notified Body, include the treatment of Presbyopia, Ocular Hypertension and POA Glaucoma.

     The regulatory environment in Europe for medical devices differs significantly from that in the United States. A total of 19 European countries are grouped in a union with the objective of establishing a single market without internal borders among the member countries and eliminating divergent national requirements. The members of the European Union, or EU, include Austria, Belgium, Denmark, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, The Netherlands, Portugal, Spain, Sweden, the United Kingdom, Iceland, Norway, Switzerland and Lichtenstein.

     Products that comply with the requirements of a specified EC medical directive are entitled to bear CE marking. Since July 14, 1998, all commercial medical device products have been required to bear CE markings. It is illegal to market these products in the EU without a CE marking. To obtain a CE marking, the product must be assessed and found to conform to the applicable directive. This assessment is carried out by the manufacturer, in most cases with the assistance of a third party certification organization known as a "notified body." The notified body assessment may consist of an audit of the manufacturer's quality system or specific testing of the product. A manufacturer can sell a product throughout the EU once it secures an assessment by a notified body in one of the EU countries.

     The EU has adopted several directives to regulate medical devices such as the PresVIEW device. A manufacturer may affix CE marking after a determination that the product complies with the essential requirements of the applicable directives and completion of the appropriate conformity assessment procedures as specified by the directives. The conformity assessment requirements are based upon a given product's classification within the directive. Products within the scope of the directive are grouped within four classes: Class I, IIA, IIB and
III. A product with a higher classification is considered to have higher risk, and will, therefore, be subject to more controls in order to obtain CE marking. The PresVIEW device has been designated as a Class IIB device. The Disposable Blades and the PresVIEW Incisions System have been designated as a Class IIA device. The medical devices directives also cover the hand-held instrumentation supplied by CIBA or us for use in conjunction with implanting the PresVIEW device. These instruments are classified as Class I and, therefore, are subject to self-registration.

     Essential requirements under the directives for the most stringent device, the Class IIB PresVIEW device, include substantiating that the device meets the manufacturer's performance claims and that any undesirable side effects of the device constitute an acceptable medical risk when weighed against the intended benefits of the device. Certification under the ISO 9000 series of standards for quality assurance and manufacturing processes is one of the CE Mark requirements.

     There are two basic options for assessing conformity of devices designated as Class IIB. The first option allows a manufacturer to seek a decision from the notified body that the processes employed in the design and manufacture of a device qualifies as a full quality system. Alternatively, manufacturers can seek product certification based on various control schemes. The full quality system encompasses the organizational structure, responsibilities, procedures, processes and resources necessary to assure quality assurance in design, development, production, installation and servicing of its medical devices. Once a manufacturer has satisfactorily completed the regulatory compliance tasks required by the directive and received a favorable decision from the notified body, it may affix CE marking to its product.

     Manufacturers are required to report serious adverse incidents concerning CE marked devices to the authorities of the countries where the incidents take place. If such incidents occur, the manufacturer may have to take remedial action, perhaps including withdrawal of the product from the European market. The directives must be transposed into national law in order to be applied. All member states of the EU have completed this transposition. This transposition process has not created significant differences among the member states of the EU with respect to compliance with the essential requirements and the conformity assessment process. However, meaningful differences have emerged on certain other issues.

     Our EU distributor obtained "Own Brander" CE Mark certification for the PresVIEW device in November 1997. The certification involved a limited amount of clinical testing and review of the distributor's quality system. The significance of the Own Brander CE mark is that the EU distributor is responsible for certain quality control issues and record keeping. For

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regulatory purposes, the product is considered to "originate" from the EU distributor, and we, in the United States, serve as a manufacturing subcontractor.

     We were awarded ISO 9001 and E46001 certification and our own CE Mark certification for the PresVIEW device on January 19, 2000. We obtained qualification of our processes as a full quality system. During 2001, we formed a wholly owned subsidiary, Presby Corp - Europe SPRL, organized under the laws of Belgium. The purpose of Presby Corp - Europe SPRL was to obtain and maintain "Own Brander" CE mark certification on our products. Presby Corp - Europe SPRL was awarded the Own Brander CE Mark certification for the PresVIEW device in 2001. Presby Corp - Europe SPRL was awarded CE Mark certification for the PresVIEW Incision System and the disposable blades in 2002. We sold our products in the EU from late 1997, based on the EU distributor's CE certification, until termination of the distributor agreement in late 2000. We have sold the products based on our own certifications since that time.

     Based on the current regulatory laws, we believe that no additional pre-market approvals in the individual EU countries are required. CIBA has advised us that it intends to establish its own CE mark certifications for the sale of the PresVIEW device and related products. Under our agreement with CIBA, CIBA has assumed responsibility for obtaining any additional regulatory approvals for sale of the licensed products outside the United States.

     CANADA

     The PresVIEW device is not currently approved for sale in Canada by Health Canada.

     Clinical trials have been performed at one Canadian facility. As a result, clinical data is available and has been collected with one-year patient follow-up. The device was used for the indication of "REDUCING IOP IN PATIENTS WITH OCULAR HYPERTENSION AND PRIMARY OPEN ANGLE GLAUCOMA." These results were published in an article appearing in OPHTHALMOLOGY TIMES (March 2002). We have already achieved ISO 13485 registration certification by SGS, which meets the Canadian requirements for Quality Systems. In December 2002, CIBA and we submitted to Health Canada a Class III submittal for approval of our PresVIEW device for the Ocular Hypertension, POA Glaucoma and Presbyopia applications. As a result of the clinical data to date regarding treatment of patients with POA Glaucoma and/or Ocular Hypertension, we believe it reasonable to expect to receive approval from Health Canada to market the PresVIEW device in Canada for these indications (and possibly presbyopia) in the second or third quarter of 2003.

OTHER MATERIAL AGREEMENTS

     VERUS SUPPORT SERVICES INC.

     On March 3, 2003, we entered into an agreement with Verus Support Services Inc., or Verus. Pursuant to this agreement, Verus will provide strategic advisory services to us for a period of one year. During the term of this agreement, we have agreed to pay Verus a monthly fee of $15,000. In addition, in the event that we do not successfully raise at least $1 million of

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additional capital within six months of Merger Closing Date upon terms that are at least as favorable as the private placement conducted in connection with the merger, Verus has subscribed to purchase that number of shares of our common stock at a price of $2 per share in order to satisfy the deficiency between the amount of additional capital we successfully raise and $1 million. Each share purchased by Verus upon the occurrence of this event will have a detachable warrant to purchase one-half of a share of our common at an exercise price of $2.50 per share that expires three years from the date of issuance.

     KINGSDALE CAPITAL CORP.

     On March 4, 2003, we entered into an agreement with Kingsdale Capital Corp., or Kingsdale. Pursuant to this agreement, Kingsdale will provide strategic advisory services to us in Canada for a period of one year. During the term of this agreement, we have agreed to pay Kingsdale a monthly fee of $15,000.

     Both Verus and Kingsdale, or their affiliates, provided advisory services to us in connection with the merger and the private placement. In addition, Verus and Kingsdale, or their affiliates, owned 1.6% of the shares of Refocus common stock outstanding prior to the private placement, the repurchase of shares owned by Mr. Gunter and Ms. Beam and the merger and own 5.0% of the shares of Refocus common stock outstanding after such transactions.

EMPLOYEES

     We currently have five employees, including two persons performing research and product development services and three persons performing executive and administrative functions. We are not party to a collective bargaining agreement with a labor union, and we consider relations with our employees to be good. We intend to hire additional personnel in the future, including an optometrist to assist with the management of the clinical trials.

                             DESCRIPTION OF PROPERTY

     Our corporate headquarters are located at 10300 North Central Expressway, Suite 104, Dallas, TX, in approximately 600 square feet of space occupied under a lease with a monthly rental rate of $668.25 that expires in September 2003. We occupy additional space under a month-to-month lease that is located in a freestanding 4,000 square foot building on 4.5 acres in Denison, Texas. The Denison facility houses our clean room and is owned by Dr. Ronald A. Schachar, the former chairman and chief executive officer of Presby. The rent for the Denison facility is $4,000 per month. Mr. Walts, a director and our Chief Executive Officer and President, is based in Atlanta, Georgia and frequently conducts meetings at the Atlanta offices of CIBA.

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                              CAUTIONARY STATEMENTS

     If any of the following material risks occur, our business, financial condition or results of operations would likely suffer.

RISKS RELATED TO OUR BUSINESS AND INDUSTRY

     WE HAVE A HISTORY OF NET LOSSES AND LIMITED REVENUES; WE EXPECT TO CONTINUE TO INCUR NET LOSSES AND WE MAY NEVER ACHIEVE OR MAINTAIN PROFITABILITY. We began operations in August 1994 and have a limited operating history upon which you can evaluate our business. We have incurred losses every year since we began operations. As of December 31, 2002, our accumulated deficit was approximately $16.9 million, including a net loss of approximately $3.1 million for the year ended December 31, 2002. These losses have resulted primarily from expenses associated with research and development activities, including pre-clinical and clinical trials, obtaining regulatory approvals in international markets and general and administrative expenses. We anticipate that our operating expenses will increase substantially for the foreseeable future as we expand our FDA clinical trials in the United States and increase expenditures on research and development associated with new products.

     To become profitable, our royalty income derived from the CIBA Agreement must substantially increase. For the past three full years, our total revenues have been $1.5 million. If substantial growth in our sales does not occur through royalty revenues from CIBA, we may not be able to achieve or maintain profitability in the future. The amount of net losses and the time required to reach profitability are highly uncertain, and thus, no assurance can be given that we will ever achieve profitability.

     While we have generated substantial tax loss carryforwards in prior years, we believe that these tax loss carryforwards may be substantially reduced due to an ownership change (as defined in the Internal Revenue Code of 1986) that may have occurred as a result of the merger. Additional work will need to be performed, however, to determine whether an actual ownership change occurred and the amount of tax loss carryforwards that may be available, if any.

     WE HAVE A LIMITED OPERATING HISTORY, A SINGLE UNPROVEN PRODUCT TO DATE AND OUR BUSINESS MAY NOT BECOME PROFITABLE. We have spent the past eight years concentrating our efforts on the development of the PresVIEW device and the related surgical procedure for the correction of Presbyopia and, more recently, for the treatment of Ocular Hypertension and POA Glaucoma. Sales of the PresVIEW device are currently restricted to international markets pending approval of the product by the FDA in the United States.

     This short history may not be adequate to enable you to fully assess our ability to achieve market acceptance of our products or our ability to respond to competition. Accordingly, we are subject to the same uncertainties and risks associated with any company developing products and beginning operations. If we are unsuccessful in addressing the risks and uncertainties frequently encountered by early stage companies in a new and evolving market, our business will be seriously harmed.

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     For the next several years, our revenue will be dependent on the PresVIEW
Procedure, for the treatment of Presbyopia, Ocular Hypertension and POA Glaucoma utilizing our patented PresVIEW device. There can be no assurance that the PresVIEW technology will be proven safe and effective, or that if proven safe and effective, the technology will be successfully commercialized. Also, CIBA has separately partnered with an ophthalmic ultrasound provider named OTI of Toronto, Canada, or OTI. OTI's ultrasound mapping technology is being incorporated into a new protocol for the PresVIEW Procedure to help the surgeon identify preoperatively the exact locations on the surface of the eye for the PresVIEW device. The success of the PresVIEW Procedure may be dependent upon the successful integration and enhancement of these two new devices into the PresVIEW Procedure. The amount of time required to establish production of the PresVIEW Incision System and OTI's ultrasound technology and whether the FDA will approve usage of these devices in our clinical trials remains uncertain as of this date.

     WE RELY ON THIRD-PARTY SALES, MARKETING, MANUFACTURING, TRAINING AND CUSTOMER SERVICE, WHICH ARE OUT OF OUR CONTROL AND MAY HAVE A NEGATIVE EFFECT ON OUR BUSINESS. We have a limited staff of five full-time persons as of the date of this Current Report on Form 8-K and no sales, manufacturing, training or customer service staff. We have marketed and sold only a relatively small number of the PresVIEW devices. Except as contemplated under the CIBA Agreement, the Company has not yet established the manufacturing capacity or the distribution, marketing, sales staff and expertise necessary to commercialize the potential market. Instead, we will depend on third parties to execute these aspects of our business.

     Under our strategic agreement with CIBA, CIBA will be training ophthalmologists on the surgical procedure and providing customer service. Under the CIBA Agreement, either party has the right to terminate the agreement if the other party becomes insolvent or materially breaches the agreement and fails to cure such breach. If either party terminates the CIBA Agreement, we would have to develop new arrangements with other third parties or hire a significant number of new staff, either of which may result in substantially higher costs or lower revenues to the Company. Also, because all of our revenues for the foreseeable future are expected to be received from CIBA, our financial condition is highly dependent on CIBA's financial ability to pay royalties and milestone payments when they come due.

     Although CIBA has an economic incentive to sell our products, CIBA could determine the products do not provide the necessary profit margins or could decide to reduce its allocation of resources to market our products in some or all markets. We do not have any control over CIBA's marketing plans or budget including pricing and product bundling, and CIBA could devote substantially less funding than required to effectively market the products. Furthermore, no assurance can be given that CIBA will be effective in selling and marketing our products.

     As contemplated by the CIBA Agreement, upon the termination or expiration of a transition supply agreement between the Company and CIBA, CIBA shall be responsible for and use commercially reasonable efforts to manufacture the PresVIEW device and related products. We cannot be assured that CIBA will manufacture the Company's products in accordance with various governmental regulations or that CIBA will produce and maintain appropriate inventories of our products to service the potential market. CIBA could limit its production of the PresVIEW device to free up manufacturing capacity for other products. If the Company or CIBA fails to produce enough of a product at a facility, or if our manufacturing process at that facility is disrupted, the Company or CIBA may be unable to deliver that product to our customers on a timely basis. A failure to deliver products on a timely basis could lead to customer dissatisfaction, damage to our reputation, and a negative impact on our sales and profitability.

     WE CURRENTLY RELY ON SINGLE SOURCES FOR SURGICAL INSTRUMENTS, DRIVE COMPONENTS AND THE PRESVIEW DEVICE, AND OTHER SOURCES MAY NOT BE AVAILABLE OR THEY MAY NOT PROPERLY PROVIDE PRODUCTS. Several of the surgical instruments and materials used to manufacture our custom surgical instruments, the PresVIEW Incision System, and the PresVIEW device are currently provided by single sources. If we lose one or more of these vendors, delivery of our products could be delayed or prevented and our business would suffer. If we or CIBA were unable to produce our products in a cost-effective or timely manner, or if the manufacturing of our products were interrupted, our business, financial condition and results of operations could be materially adversely affected.

     Many of our instruments, components, and manufacturing processes require a significant degree of technical expertise. If our third-party vendors and manufacturers fail to produce to specifications or inadvertently use defective materials in the manufacturing process, the reliability and performance of our products will be compromised. During and after the currently ongoing transfer of manufacturing to CIBA, CIBA will have control over the selection of vendors, and they may or may not continue to use our existing key vendors. If this transfer of manufacturing duties and potential change in vendors is not handled properly, delivery of our products could be delayed or prevented and our business could be materially adversely affected.

     WE ARE DEPENDENT ON OUR MANAGEMENT, KEY PERSONNEL AND CONSULTANTS, AND ON THE RECRUITMENT OF ADDITIONAL PERSONNEL TO SUCCEED, AND THE LOSS OF SUCH PERSONNEL OR CONSULTANTS MAY DAMAGE OUR BUSINESS. Our founder, Dr. Ronald A. Schachar, is the inventor of the PresVIEW device and currently serves as a consultant for us. Our existing products and future product candidates are based on theories and research developed by Dr. Schachar. Other principal executive officers and key personnel have extensive knowledge of our PresVIEW technology, the PresVIEW Incision System and the research and development efforts needed to bring the products to market. The loss of the services of any of our executive officers, other key personnel or consultants could have a material adverse effect on our business and financial condition.

     Our success and business strategy is dependent in large part on our ability to attract and retain key management, scientific and operating personnel. Such persons are in high demand and are often subject to competing employment offers. We will need to develop expertise and add skilled personnel or retain consultants in such areas as research and development, clinical trials, government approvals, and possibly sales, marketing and manufacturing in the future. There can be no assurance that we will be able to attract and retain the qualified personnel or develop the expertise needed for its business. We currently have a small research and management group with limited operating experience. The inability to hire additional personnel and develop expertise as needed could have a material adverse effect on us.

     Dr. Schachar and we have entered into a severance and consulting agreement, which expires upon the earlier of Dr. Schachar's receipt of $1.75 million from us or the fifth anniversary of the agreement. In the event that such agreement is terminated by either party, we might be required to seek a replacement for Dr. Schachar, and such replacement may not be as knowledgeable or effective as Dr. Schachar, which could negatively affect the development of our early stage products.

     WE HAVE RECENTLY HIRED A NEW CHIEF EXECUTIVE OFFICER, AND IN CONJUNCTION WITH THE MERGER, WE WILL HAVE A SIGNIFICANT CHANGE IN THE BOARD OF DIRECTORS AND SUCH CHANGE MAY BE DISRUPTIVE TO OUR BUSINESS. Terence A. Walts, the President and Chief Executive Officer of the Company, was elected to these positions as of September 1, 2002. Mr. Walts and five of our other directors joined the board of directors effective upon compliance with Section 14(f) of the Securities and Exchange Act of 1934 and Rule 14(f)-1 promulgated by the Securities and Exchange Commission. As a result, six of our eight directors, including Mr. Walts, will have joined the board of directors after the merger. Although our board of directors believes that the changes in management and in the board are necessary and desirable developments as we transition from a research and development company, there can be no assurance, however, that these changes will not have a disruptive effect on our operations and business prospects.

     CIBA AND WE FACE VARIOUS INTERNATIONAL RISKS THAT MAY CAUSE AN INCREASE IN COSTS. CIBA and we face risks due to our reliance on sales in international markets. Our future success will depend in part on the continued expansion of international sales of the PresVIEW device. International operations expose CIBA or us to risks, including: need for export licenses; unexpected regulatory requirements; tariffs and other potential trade barriers and restrictions; political, legal and economic instability in foreign markets; longer account receivable cycles; difficulties in managing operations across disparate geographic areas; foreign currency fluctuations; reduced or limited protection of our intellectual property rights in some countries; dependence on local distributors; and potential disruptions in sales or manufacturing due to military or terrorist acts. If one or more of these risks materialize, CIBA's or our sales to international customers may decrease and costs may increase, which could negatively impact our financial condition.

     DUE TO OUR DEPENDENCE ON THE PRESVIEW DEVICE, FAILURE TO ACHIEVE MARKET ACCEPTANCE IN A TIMELY MANNER COULD HARM OUR BUSINESS. Even if regulatory authorities approve our products, the PresVIEW device or the PresVIEW Incision System may not be commercially successful. Acceptance of and demand for the PresVIEW device or the PresVIEW Incision System will depend largely on the following factors:

  - awareness and acceptance by ophthalmologists and patients of our product as safe and effective;

  - resolution of remaining product development issues associated with the disposable blades for the PresVIEW Incision System;

  -  safety, effectiveness and pricing of alternative products;

  -  prevalence and severity of side effects associated with our product;

  -  pricing of our product to both the ophthalmic community and the consumer;

  - safety and effectiveness for all targeted indications (i.e., Presbyopia, POA Glaucoma and Ocular Hypertension);

  - the amount of training required for the proper use of the PresVIEW Incision System and insertion of the PresVIEW device;

  -  the general resistance to implanting a foreign object in the eye;

  -  the lack of long-term follow-up data;

  -  the possibility of unknown side effects;

  -  the degree of usage by the ophthalmic community as a treatment alternative;

  - how quickly competitive companies can develop and obtain FDA approval for competitive treatment methods;

  - successful seeding efforts with noted physicians and commercialization in Europe and Canada preceding FDA approval;

  - our ability to decrease the technical skill level of surgery required for outstanding outcomes via the standardization and automation steps provided in the ultrasound and mechanical drive enhancements in the latest protocol; and

  - resolution and/or clarification in the various scientific theories of what causes Presbyopia and the specific mechanism of action involved in the PresVIEW Procedure.

     Because all of our revenue over the next several years is projected to come from royalties based on the sale of the PresVIEW device and related products, our financial performance will depend upon ophthalmologist adoption and patient awareness of the PresVIEW Procedure. If CIBA or we are unable to convince ophthalmologists to use the PresVIEW device, we may not be able to generate revenues because we have not projected revenues from our other product candidates in the foreseeable future.

     In order for CIBA or us to sell our products, ophthalmologists must recommend and endorse them. We may not obtain the necessary recommendations or endorsements from ophthalmologists. Acceptance of our product is dependent on educating the ophthalmic community as to the distinctive characteristics, perceived benefits, clinical efficacy and cost-effectiveness of our product compared to competitive products, and on training ophthalmologists in the proper application of our product and surgical techniques of the PresVIEW Procedure. No assurance can be given that the medical community or the patients will accept the PresVIEW Procedure over current conventional treatments.

     IF WE FAIL TO KEEP PACE WITH ADVANCES IN OUR INDUSTRY OR FAIL TO PERSUADE PHYSICIANS TO ADOPT NEW PRODUCTS WE INTRODUCE, CUSTOMERS MAY NOT BUY OUR PRODUCTS AND OUR REVENUES AND PROFITS MAY DECLINE. The ophthalmic industry is characterized by rapid product development, with a significant competitive advantage gained by companies that introduce products that are first to market, constant innovation in products and techniques, frequent new product introductions and price competition. Our future growth depends, in part, on our ability to develop products that are more effective in treating diseases and disorders of the eye or that incorporate the latest technologies. In addition, CIBA or we must be able to manufacture and effectively market those products and persuade a sufficient number of eye care professionals to use the new products we introduce. Many doctors are reluctant to switch a patient to a new treatment. For example, ophthalmologists may be reluctant to cease a patient's current treatment for glaucoma, if the current treatment remains effective. Also, sales of our existing products may decline rapidly if a new product is introduced by one of our competitors or if we announce a new product that, in either case, represents a substantial improvement over our existing products. Similarly, if we fail to make sufficient investments in research and development programs or if we focus on technologies that do not lead to more effective products, our current and planned products could be surpassed by more effective or advanced products.

     WE ARE SUBJECT TO EXTENSIVE GOVERNMENT REGULATION THAT INCREASES OUR COSTS AND COULD PREVENT US FROM OR DELAY US IN SELLING OUR PRODUCTS. The research, development, testing, manufacturing and marketing of our products (including the PresVIEW device and the PresVIEW Incision System) are subject to extensive governmental regulation. Government regulation includes inspection of and controls over testing, manufacturing, safety and environmental controls, efficacy, labeling, advertising, promotion, record keeping, and the sale and distribution of medical device products and samples. CIBA is also subject to government regulation with respect to the prices it will charge, the rebates it may offer to customers and the methods of its marketing. Government regulation substantially increases the cost of developing, manufacturing and selling our products.

     We are required to obtain the approval of regulatory agencies worldwide before CIBA or we can market and sell the PresVIEW device or other products and to undergo rigorous inspections by these agencies. In the United States, we must obtain FDA approval or clearance for each medical device before the devices can be marketed. The FDA approval process is typically lengthy and expensive, and approval is never certain. In order to obtain such approvals, our products must be shown to be efficacious and safe for use in humans. In addition, products distributed outside of the United States are subject to government regulation, which may be equally or more demanding. Our products could take a significantly longer time than we expect to gain regulatory approval and may never gain approval. If a regulatory authority delays approval of a product, our market value and operating results may decline. Even if the FDA or another regulatory agency approves a product, the approval may limit the indicated uses for a product or may otherwise limit CIBA's or our ability to promote, sell and distribute a product. A regulatory agency may require post-marketing studies. If we are unable to obtain regulatory approval of our products, CIBA and we will not be able to market these products, which would result in a significant shortfall in our sales. Currently, CIBA and we are actively pursuing approval of our products from regulatory authorities in a number of countries, including the United States. Growth in our sales will depend on the timely and successful introduction and marketing of some or all of our products.

     The clinical trials required to obtain regulatory approvals are complex and expensive and their outcomes are uncertain. We have incurred and will continue to incur substantial expense for and will continue to devote significant time to clinical trials, but we cannot be certain that the trials will ever result in the commercial sale of a product. Positive results from pre-clinical studies and early clinical trials do not ensure positive results in later clinical trials that form the basis of an application for regulatory approval. We may suffer significant setbacks in clinical trials, even after earlier clinical trials show promising results. Any of our products may produce undesirable side effects that could cause us or regulatory authorities to interrupt, delay or halt clinical trials of a pharmaceutical or medical device candidate. The FDA, another regulatory authority or we may suspend or terminate clinical trials at any time if they or we believe that the trial participants face unacceptable health risks.

     CIBA and we are also required to demonstrate compliance with the FDA's quality system regulations before we can receive FDA approval for the PresVIEW device and the PresVIEW Incision System. The FDA enforces its quality system regulations through pre-approval and periodic post-approval inspections. These regulations relate to product testing, vendor qualification, design control, product manufacturing and quality assurance, as well as the maintenance of records and documentation. If CIBA or we are unable to conform to these regulations, we will be required to locate alternative manufacturers that do conform. Identifying and qualifying alternative manufacturers may be a long and difficult process and the delays could seriously harm our business.

     Medical devices are also subject to post-market reporting requirements. If safety or efficacy problems occur after the product reaches the market, the FDA may take steps to prevent or limit further marketing of the product. Additionally, the FDA actively enforces regulations prohibiting marketing of devices for indications or uses that have not been cleared or approved by the FDA.

     Noncompliance with applicable United States requirements can result in fines, injunctions, penalties, disgorgement of profits, mandatory recalls or seizures, suspensions of production, denial or withdrawal of pre-marketing approvals, marketing restrictions, recommendations by the FDA against governmental contracts, criminal prosecution or clinical trial delays. The FDA also has authority to request repair, replacement or refund of the cost of any device that CIBA or we manufacture or distribute. Regulatory authorities outside of the United States may impose similar sanctions against CIBA or us for noncompliance with applicable regulatory requirements. No assurances can be given that restrictions, sanctions or findings by one of the worldwide regulatory agencies will not result in similar or stronger actions by other regulatory agencies, including the FDA.

     IF WE DO NOT RECEIVE AND MAINTAIN REGULATORY APPROVALS FOR OUR PRODUCTS, WE WILL NOT BE ABLE TO MARKET OUR PRODUCTS. We cannot market our products or surgical procedure in the United States until the products receive approval from the FDA, and there can be no assurance that we will receive approval. Before receiving FDA clearance to market a product, we must demonstrate that the product is safe and effective in the patient population that will be treated for

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specific indications. Negative or inconclusive results or adverse medical events during a clinical trial could cause a clinical trial to be repeated or a program to be terminated or could delay getting approval. We have limited experience in conducting or managing the clinical trials necessary to obtain regulatory approval. Instead, we rely on third-party clinical investigators to conduct our clinical trials and other third-party organizations, including CIBA, to perform certain other tasks, and as a result, we may face additional delaying factors outside our control. In addition, delays or rejections may be encountered based upon additional government regulation from future legislation, administrative action or changes in FDA policy, FDA interpretation during the period of product development, clinical trials or FDA regulatory review. Therefore, the actual time and expenditures required to pursue FDA approval are beyond our control and cannot be predicted.

     We received approval for and have conducted feasibility clinical trials in the United States on the PresVIEW Procedure for the treatment of Presbyopia. We have submitted the clinical trial data to the FDA and must seek additional approvals to conduct subsequent portions of the total proposed clinical trial. The FDA may decline to authorize additional clinical trials or may substantially delay such trials for a variety of reasons. We also plan to submit an application to the FDA to conduct clinical trials on the PresVIEW Procedure for the treatment of Ocular Hypertension and POA Glaucoma. The FDA may not approve the proposed study or may significantly delay the study if approved. The PresVIEW Incision System developed by us and OTI's ultrasound technology will also require FDA approval to be used in conjunction with the PresVIEW Procedure in the United States. Although the approval process for these products is not expected to be lengthy relative to the PresVIEW device, the Company or CIBA has not yet determined specifically the regulatory process that may be required.

     Sales of medical devices outside the United States are subject to regulatory requirements that vary by country. The time required to obtain approval may be shorter or longer than the time required for FDA consideration and involve complexities of dealing with a variety of international governmental regulations. We have limited experience in dealing with the specific regulations that may be required to sell the PresVIEW device in certain international markets. Our strategic partner, CIBA, has assumed responsibility for obtaining and maintaining regulatory approvals outside of the United States. We have no control over and must rely on CIBA's actions regarding these international regulatory approvals. No assurance can be given that CIBA will properly obtain or maintain regulatory approvals outside of the United States.

     WE CURRENTLY LACK LONG-TERM DATA REGARDING THE SAFETY AND EFFICACY OF OUR PRODUCT AND MAY FIND THAT LONG-TERM DATA DOES NOT SUPPORT OUR SHORT-TERM CLINICAL RESULTS. The PresVIEW Procedure is a new and revolutionary technology with only a relatively limited number of clinical cases to date. The long-term effects, if any, of the procedure have not been determined. The human eye may or may not tolerate the presence of the PresVIEW device. The PresVIEW device may ultimately result in undesirable side effects or medical complications. We are unaware of any patient who has suffered any significant damage to their vision or experienced any serious complications in the investigational surgeries conducted to date. The complications experienced to date appear to be minor and related to the evolution of the surgical technique. Further clinical testing of the PresVIEW device could reveal other complications and side effects, which could bear on the long-term safety and efficiency of the PresVIEW device, any which could have a material adverse effect on our business. There can be no assurance that the PresVIEW device and the related surgical procedure will not result in latent complications or that the PresVIEW Procedure is fully reversible in all patients.

     WE FACE COMPETITION FROM ALTERNATIVE THERAPIES AND SALES OF OUR PRODUCTS MAY BE LESS THAN OUR EXPECTATIONS. We compete with many domestic and foreign competitors, who conduct business in various rapidly evolving and technologically advanced fields, including medical device, pharmaceutical and biopharmaceutical companies. For example, in the worldwide Presbyopia market, the PresVIEW device will compete with reading glasses, bifocals, multifocal glasses, and the bifocal and multifocal contact lens industry. There are world leaders in these markets such as: Varilux, Bausch & Lomb, Vistakon (a subsidiary of Johnson & Johnson), Alcon and Allergan. For the treatment of Ocular Hypertension and POA Glaucoma, we will compete with major pharmaceutical companies such as Alcon, Allergan, Bausch & Lomb, Merck and Pharmacia. These competitors may develop technologies and products that are more effective, easier to use or less costly than any of our current or future product candidates or that could render our technologies and product candidates obsolete or noncompetitive. Many of these competitors have substantially more resources as well as more product development, manufacturing and marketing experience and capabilities than we do. In addition, many of our competitors have significantly greater experience than we do in conducting pre-clinical testing, clinical trials and in obtaining FDA and other regulatory approvals of products and therapies.

     The vision correction industry is intensely competitive. The significant competitive factors in the industry include price, convenience, acceptance of new technologies, patient satisfaction, and government approval. Our ability to compete successfully depends in part on our ability to respond quickly to medical and technological change and user preference through the development and introduction of new products that are of high quality and that address patient and surgeon requirements. We compete with many larger companies that enjoy several competitive advantages, including established distribution networks; established relationships with health care providers and payors; additional lines of products; the ability to bundle products to offer higher discounts or other incentives to gain a competitive advantage; and greater resources for product development, sales and marketing and patent litigation. If we are unable to compete effectively against existing or future competitors, sales of our products may be significantly less than our expectations.

     Other companies are developing products based on the same or similar scientific theories used by us. Those products may be more effective than our products and may not infringe our intellectual property rights. These companies may be able to develop a surgical technique that does not require the use of any implant device to achieve the same or similar surgical result.

     WE MAY NOT SUCCESSFULLY DEVELOP AND LAUNCH REPLACEMENTS FOR OUR PRODUCTS THAT LOSE PATENT PROTECTION, WHICH COULD SIGNIFICANTLY DECREASE OUR FUTURE SALES AND PROFITS. Most of our products are covered by patents that give us a degree of market exclusivity during the term of the patent. Significant patents covering our products will expire within the next 9 to 15 years. Upon patent expiration, our competitors may introduce products using the same technology. As a result of this possible increase in competition, CIBA or we may need to charge a lower price in order to maintain sales of our products, which could result in these products becoming less profitable. If we fail to develop and successfully launch and receive regulatory approval for new products prior to the expiration of patents for our existing products, our sales and profits with respect to those products could decline significantly. We may not be able to develop and successfully launch more advanced replacement products before these and other patents expire.

     The royalty rates to be paid to us on the net sales of our products are set forth in the CIBA Agreement and are in effect until the later of the expiration of the patent rights in a country or 20 years from the date of the CIBA Agreement. This period is referred to as the Royalty Period in this Current Report on Form 8-K. In the event that our patent rights expire or are invalidated in any country during the Royalty Period, the royalty rate for net sales in such country significantly decreases to a 3% "know how" rate. Following the expiration of the Royalty Period, CIBA's license shall be fully paid up and royalty free with respect to future sales of our products.

     RESOURCES DEVOTED TO RESEARCH AND DEVELOPMENT MAY NOT YIELD NEW PRODUCTS THAT ACHIEVE COMMERCIAL SUCCESS AND WE WOULD BE DEPENDENT ONLY ON THE PRESVIEW DEVICE FOR SALES. In the past, we have devoted substantial resources to research and development. In the foreseeable future, we plan to devote relatively less resources to research and development. The research and development process is expensive, prolonged and entails considerable uncertainty. Development of a new product, from discovery through testing and registration to initial product launch, typically takes between four and ten years for a medical device. These periods vary considerably from product to product and country to country. Because of the complexities and uncertainties associated with ophthalmic research and development, products we are currently developing may not complete the development process or obtain the regulatory approvals required for us to market such products successfully. None of the products currently in our development pipeline may be commercially successful.

     SURGEON TRAINING AND THE ABILITY OF SURGEONS TO ROUTINELY ACHIEVE A GOOD SURGICAL RESULT FOR VIRTUALLY ALL PATIENTS IS IMPORTANT TO OUR SUCCESS. FAILURE, FOR ANY REASON, OF SURGEONS TO ACHIEVE GOOD RESULTS WILL HARM OUR BUSINESS. During the course of the development of the PresVIEW device, the PresVIEW Incision System and the related surgical procedure, the surgical technique and surgical instruments have evolved and changed as we attempted to make the surgical procedure easier for the surgeon to perform. The PresVIEW Procedure, while using surgical skills similar to other ophthalmic surgical procedures, is a relatively new surgical technique that requires training and precise execution by the surgeon. Over recent years and even in recent months, some surgeons have not been able to successfully use the PresVIEW Incision System. Some surgeons have not been able to successfully place the PresVIEW device in the sclera of the eye to achieve the necessary effect. Certain of these surgeons have chosen to publish their unsuccessful clinical results.

     It is critical to CIBA's sales effort to train a sufficient number of physicians to properly perform the PresVIEW Procedure. We understand that CIBA intends to educate ophthalmic surgeons through presentations at international conferences and through surgical training courses. If physicians are not properly trained, they may misuse or ineffectively use our products resulting in unsatisfactory patient outcomes, patient injury and related liability or

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negative publicity. If CIBA or we are not successful in adequately training surgeons, or perhaps in further improving the technique and surgical instruments such that all surgeons with the requisite skills can routinely obtain good surgical results, our business will be significantly harmed.

     WE MAY BE SUBJECT TO FUTURE PRODUCT LIABILITY LITIGATION THAT COULD BE EXPENSIVE AND MAY RESULT IN THE INABILITY TO OBTAIN INSURANCE COVERAGE. The manufacture, distribution and sale of medical devices are inherently subject to the risk of product liability claims. The Company uses all its efforts to take reasonable precaution in the handling, testing, packaging and distribution of the product to minimize potential liability. Nonetheless, it is possible that the Company and CIBA may become subject to litigation involving the PresVIEW device, both in domestic and international markets. We have provided and may continue to provide certain limited indemnities to academic or other institutions that are participating in the FDA clinical trials.

     We have obtained product liability insurance coverage with a policy aggregate limit of $10.0 million. The coverage is on a claims made basis, and has a retroactive effective date to the date of incorporation of Presby in August 1994. Despite such coverage, we may be subject to claims that exceed the insurance coverage and such claims may have a material adverse effect on us. In addition, we may require increased product liability coverage if sales of our products increase. Product liability insurance is expensive and may not be available to us in the future on acceptable terms, if at all. We have not been subject to any product liability litigation to date.

     Although we are not currently subject to any product liability proceedings, we may incur material liabilities relating to product liability claims in the future, including product liability claims arising out of procedures performed using the PresVIEW device or our surgical equipment. The combination of our insurance coverage, cash flows and reserves may not be adequate to satisfy product liabilities we may incur in the future. Even claims without merit could subject us to adverse publicity, hinder us from securing insurance coverage in the future and require us to incur significant legal fees. Successful product liability claims could have a material adverse effect on our financial condition. Under the CIBA Agreement, CIBA indemnifies us from certain claims and potential losses associated with our products manufactured by CIBA.

     WE MAY BE SUBJECT TO FUTURE CLAIMS FROM PHYSICIANS WHO DISAGREE WITH OUR RETURN POLICY, AND WE MAY INCUR UNEXPECTED EXPENSES TO RESOLVE THE COMPLAINTS. A number of ophthalmologists with practices based in the United States purchased surgical kits including the PresVIEW device at international locations. While certain of these physicians conducted investigational surgeries at international locations for the purpose of research, many of these physicians purchased our products with a desire to participate in the clinical trials approved and regulated by the FDA of the PresVIEW Procedure. All of these physicians were aware that the PresVIEW device was not approved by the FDA for use in the United States at the time of their purchase. We did not sell the products subject to a right of refund. Nevertheless, several of these ophthalmologists have recently informed us that if they are not selected to participate in the clinical trials, they plan to return the products with a request for a refund. Due to the CIBA Agreement, we do not have full control over the selection process of the ophthalmologists to become the investigators and thus cannot ensure that these physicians will be selected to

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participate in the clinical trials. Any discussions are preliminary and the amount of liability, if any, to these physicians is uncertain at this time.

     We established a reserve of $50,000 at December 31, 2001, as an estimate of the cost of providing replacement PresVIEW devices to all physicians that might have PresVIEW device inventory on hand. The packaging of the PresVIEW device provides guaranteed sterility only for a limited period of time. We have encouraged physicians to await the availability of the PresVIEW Incision System for use in future PresVIEW Procedures. The sterility dating of the packaging of the physicians' inventories of the PresVIEW device may be expired by the time the physicians are prepared to once again perform the surgical procedure. Subject to CIBA's consent, we intend to replace the PresVIEW device inventory of physicians with the new CIBA packaged PresVIEW device.

     FAILURE OF USERS OF OUR PRODUCTS TO OBTAIN ADEQUATE REIMBURSEMENT FROM THIRD-PARTY PAYORS COULD LIMIT MARKET ACCEPTANCE OF OUR PRODUCTS, WHICH COULD IMPACT OUR SALES AND PROFITS. The initiatives of managed care organizations and governments to contain healthcare costs in the United States and elsewhere are placing an increased emphasis on the delivery of more cost-effective medical therapies. This emphasis could adversely affect sales and prices of our products. For example:

  - major third-party payors for hospital services, including government insurance plans, Medicare, Medicaid and private healthcare insurers, have substantially revised their payment methodologies during the last few years, resulting in stricter standards for reimbursement of hospital and outpatient charges for some medical procedures, including cataract and intraocular lens procedure. Because of increased transparency of prices following the adoption of the euro, member governments in some countries in the European Union are requesting price reductions to match prices charged in other countries in the European Union;

  - numerous legislative proposals have been considered that, if enacted, would result in major reforms in the United States healthcare system;

  - our competitors may reduce the prices of their products, which could result in our competitors being reimbursed for a larger number of procedures by third-party payors;

  - there are proposed and existing laws and regulations governing product prices and the profitability of companies in the health care industry; and

  - there have been recent initiatives by third-party payors to challenge the prices charged for medical products, which could affect our profitability.

     Currently available surgical procedures to improve vision, such as laser refractive surgery, are generally not reimbursable by third-party payors. We believe that third-party payors will not provide reimbursement to patients for the PresVIEW Procedure if the procedure is undergone for the treatment of Presbyopia. Third-party payors or government insurance programs may provide some level of reimbursement to patients that undergo the PresVIEW Procedure for the treatment of Ocular Hypertension or POA Glaucoma. This reimbursement may not be available immediately at FDA approval or, if available, reimbursement may be limited, thereby adversely affecting CIBA's or our ability to sell our medical devices on a profitable basis for the treatment of Ocular Hypertension or POA Glaucoma. Further, an adverse coverage decision by the Centers for Medicare and Medicaid Services, the government agency that oversees the Medicare and Medicaid programs, could adversely influence private insurers, as well as other public payors.

     Reductions in the prices for our products in response to the trends noted above could reduce our profits. Moreover, the PresVIEW Procedure for the treatment of Ocular Hypertension and POA Glaucoma may not be covered in the future by third-party payors. Consequently, ophthalmologists, out-patient surgical facilities, hospitals and other health care providers may be reluctant to purchase our products if they do not receive substantial reimbursement for the cost of our products and for procedures performed using our surgical medical device products from third-party payors such as Medicare, Medicaid and health insurance programs, both governmental and private. Therefore, the failure of our products to be so covered could cause our profits to decline.

     Since the same PresVIEW Procedure treats Presbyopia as well as Ocular Hypertension and POA Glaucoma, a decline in the price of the PresVIEW device due to price pressures by third-party payors could result in a price decline for the PresVIEW device used in the treatment of the other indication.

     ECONOMIC CONDITIONS AND PRICE COMPETITION MAY CAUSE SALES OF OUR PRODUCTS USED IN ELECTIVE SURGICAL PROCEDURES TO DECLINE AND REDUCE OUR PROFITABILITY. Sales of products used in elective surgical procedures may be adversely impacted by economic conditions. Generally, the costs of elective surgical procedures are borne by individuals without reimbursement from their medical insurance providers or government programs. Accordingly, individuals may be less willing to incur the costs of these procedures in weak or uncertain economic conditions and there may be a decline in the number of these procedures. Sales of the PresVIEW device worldwide and our revenues from licensing fees may come under pressure and may remain under pressure if current weak economic conditions persist.

     WE MAY BE REQUIRED TO BRING LITIGATION TO ENFORCE OUR INTELLECTUAL PROPERTY RIGHTS, WHICH MAY RESULT IN SUBSTANTIAL EXPENSE. We rely on patents to protect our intellectual property rights. We have 18 issued United States patents and 30 issued or published international patents. We have 15 pending United States patent applications and 81 pending international patent applications. Related to the PresVIEW technology, we have 10 issued United States patents and 21 issued international patents. Related to the PresVIEW technology, we have 9 pending United States patent applications and 73 pending international patents. The patents associated with the PresVIEW technology have expiration dates ranging from 2012 to 2018. The patents and patent applications related to our early stage products generally do not expire until after 2015. The strength of our patent portfolio, however, is uncertain. In particular, our competitors and others entities may allege that:

  - our patents and pending patent applications use technology that we did not invent first, or

  -  we were not the first to file patent applications for these inventions.

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

Further, because of the uncertain nature of patent protection, we cannot be certain that:

  - others will not independently develop similar or alternative technologies or duplicate our technologies,

  - any of our pending patent applications will result in further issued patents, or

  - any patents issued to us will provide a basis for commercially viable products, will provide us with any competitive advantages or will not face third-party challenges or be subjected to further proceedings limiting their scope.

     We may become involved in interference proceedings in the U.S. Patent and Trademark Office to determine the priority of our inventions. We could also become involved in opposition proceedings in foreign countries challenging the validity of our patents. In addition, costly litigation could be necessary to protect our patent position. In some jurisdictions, patent law relating to the scope of claims in the technology fields in which we operate is still evolving, and consequently, patent positions in our industry are somewhat uncertain. We may not prevail in any lawsuit or, if we do prevail, we may not be awarded commercially valuable remedies. In addition, it is possible that we will not have the resources required to pursue necessary litigation or to otherwise protect our patent rights. Failure to protect our patent rights could harm us.

     We have been involved as plaintiffs in three such lawsuits in the United States related to our patented technology for the PresVIEW Procedure. For more information on such lawsuits, see "Legal Proceedings."

     Patent rights in jurisdictions outside the United States are even more uncertain and difficult to protect. There may be patents in certain international jurisdictions that are not enforceable or, if enforceable, the Company or CIBA may determine not to attempt to enforce such rights due to the expense, the likelihood of prevailing or for other reasons. Furthermore, the laws of foreign countries may not protect our intellectual property rights to the same extent as the laws of the United States.

     Pursuant to the CIBA Agreement, a Patent Litigation Committee, or the PLC, has the responsibility to facilitate communication and decision-making concerning all threatened and potential claims relating to patent infringement. The PLC is composed of two members from CIBA and two members from the Company. As a result, we cannot control the PLC's actions, and the PLC could take action or fail to take action that causes damage to our patent and other intellectual property rights.

     We rely on trade secrets, unpatented proprietary know-how and continuing technological innovation that we seek to protect with confidentiality agreements with employees, consultants and others with whom we discuss our business, including CIBA. We may not be able to prevent the unauthorized disclosure or use of our technical knowledge or other trade secrets by consultants, vendors, former employees and current employees, despite the existence of nondisclosure and confidentiality agreements and other contractual restrictions. These individuals or CIBA or their employees may breach our confidentiality agreements and our remedies may not be adequate to enforce these agreements. Disputes may arise concerning the ownership of intellectual property or the applicability or enforceability of these agreements, and these disputes may not be resolved in our favor. Furthermore, our competitors may independently develop trade secrets and proprietary technology similar to ours. If we do not receive patents for products arising from our research, we may not be able to maintain the confidentiality of information relating to such products.

     If our intellectual property rights are not adequately protected, we may be unable to keep other companies from competing directly with us, which could result in a decrease in our market share. Enforcement of our intellectual property rights to prevent or inhibit appropriation of our technology by competitors can be expensive and time-consuming to litigate, or otherwise dispose of, and can divert management's attention from carrying on with our core business.

     OUR PRODUCTS COULD INFRINGE UPON THE INTELLECTUAL PROPERTY RIGHTS OF OTHERS, WHICH MAY CAUSE US TO ENGAGE IN COSTLY LITIGATION AND, IF WE ARE NOT SUCCESSFUL, COULD CAUSE US TO PAY SUBSTANTIAL DAMAGES AND PROHIBIT US FROM SELLING OUR PRODUCTS. Third parties may assert infringement or other intellectual property claims against us based on their patents or other intellectual property claims. We may be required to pay substantial damages, including triple damages, for past infringement if it is ultimately determined that our products infringe a third party's patents. Even if infringement claims against us are without merit, defending a lawsuit takes significant time, may be expensive and may divert management attention from other business concerns. Further, we may be prohibited from selling our products before we obtain a license from the owner of the relevant technology. If such a license is available at all, it may require us to pay substantial royalties.

     Under the CIBA Agreement and if mutually agreed by the PLC, CIBA shall control and be responsible for the cost of defense of patent infringement claims against us related to our products licensed by CIBA. We are responsible for reimbursing CIBA up to 100% of the defense costs if funds are paid to a third-party as a result of infringement by us. Since CIBA controls the defense of these claims, we cannot be assured that CIBA will take any actions that are in our best interest in these matters.

     CIBA OR WE MAY IMPLEMENT A PRODUCT RECALL OR VOLUNTARY MARKET WITHDRAWAL DUE TO PRODUCT DEFECTS OR PRODUCT ENHANCEMENTS AND MODIFICATIONS, WHICH WOULD SIGNIFICANTLY INCREASE OUR COSTS. The manufacturing and marketing of medical devices and surgical equipment and instruments involve an inherent risk that our products may prove to be defective or cause a health risk. In that event, CIBA or we may voluntarily implement a recall or market withdrawal or may be required to do so by a regulatory authority. We have recalled products in the past as explained later in this section and, based on this experience, believe that the occurrence of a recall could result in significant costs to CIBA or us, potential disruptions in the supply of our products to our customers and potential adverse publicity, all of which could harm the ability to market our products. A recall of one of our products or a similar product manufactured by another manufacturer could impair sales of the products we market as a result of confusion concerning the scope of the recall.

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     We have devoted substantial financial and management resources to research and development and the enhancement and improvement of both the patented PresVIEW device and the PresVIEW Procedure. In order to improve the results of the PresVIEW Procedure, we have on several occasions replaced the inventory of the physician customers with a new release of the PresVIEW device. We have also provided to our paid customers all upgrades or modifications to the hand-held surgical instruments free of charge. We have written off the cost of the previous injection molding equipment, the discontinued PresVIEW device or instrument inventory and other costs associated with the upgrade of the PresVIEW device and instruments.

     In 1999 and early 2000, Presby conducted a voluntary recall of the PresVIEW device because of a redesign of the shape of the segments of the PresVIEW device. One or more of the segments of the PresVIEW device prototype sold in 1998 and early 1999 had a tendency to turn on its side in a small percentage of patients presumably as a result of the patients rubbing their eyes. Although not posing any known safety risk to the patient, the patients would generally notice that their improvement in near vision as a result of the surgery would decrease after the segment rotation. Presby redesigned the shape of the PresVIEW device segments by making the segment wider than it was tall with the intent of eliminating this rotation problem. Presby replaced, at no cost to the physicians, PresVIEW device inventory of physician customers worldwide with the newly designed PresVIEW device. We are not aware of any report of the rotation of the current PresVIEW device design. During the period of the recall, Presby did not recognize sales pending shipment of the new release of the PresVIEW device.

     Presby did not ship or recognize any significant sales in 2001 pending final development of the PresVIEW Incision System. There can be no assurance that such expenses associated with product upgrades and the suspension of sales during similar future periods, if any, will not have a material impact on our operating and financial position.

     Pursuant to the CIBA Agreement, such decisions regarding the modification of the PresVIEW device and related products shall be determined by a Joint Technical Committee comprised of two members from each of CIBA and the Company. CIBA may or may not decide to provide product upgrades at no cost to customers and particularly to customers that purchased their products prior to the date of the CIBA Agreement. If CIBA decides not to provide product upgrades to customers, those customers may be dissatisfied and may cause damage to the product marketing efforts.

     Modifications to our products may require new clinical trials, FDA 510(k) clearances or pre-market approvals or may require us to recall the modified devices until clearances are obtained. Any modification to an FDA-cleared device that significantly affects its safety or effectiveness, or that would constitute a major change in its intended use, requires a new FDA 510(k) clearance or possibly pre-market approval. The FDA requires every manufacturer to make this determination in the first instance, but the FDA can review any such decision. We may make additional modifications to our products and future products after they have received clearance or approval and, in appropriate circumstances, determine that new submission is unnecessary. The FDA may not agree with any of our decisions not to seek new clearance or approval. Also, in such a circumstance, we could be subject to significant regulatory fines or penalties.

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     WE WILL FACE SUBSTANTIAL FUTURE CAPITAL REQUIREMENTS, WHICH WE MAY NOT BE
ABLE TO SATISFY, AND SUCH A SCENARIO MAY CAUSE US TO DELAY OR CURTAIL OUR BUSINESS PLAN. The amount of our available working capital may not be adequate, and we may be unable to obtain future capital on satisfactory terms. We will be required to commit substantial resources to conduct the research and development, clinical studies and regulatory activities necessary to bring any potential medical device products to market. There can be no assurance that our current cash and cash equivalents will be sufficient to fund our operations until profitability or through completion of FDA clinical trials. Therefore, we may be required to seek additional funding through collaborative arrangements with corporate partners and through public or private debt or equity financings. Any additional equity financing may be dilutive to stockholders, and any debt financing, if available, may involve restrictions on our ability to pay dividends on our capital stock or the manner in which we conduct our business. There can be no assurance that any financings, if needed, will be available to us or that adequate funds for our operations, whether from our revenues, financial markets, collaborative or other arrangements with corporate partners or from other sources, will be available when needed or on terms attractive to us. The inability to obtain sufficient funds may require us to delay, scale back or eliminate some or all of our research and product development programs, clinical studies and/or regulatory activities or may cause us to cease our operations.

     ANY ACQUISITIONS THAT WE CONSUMMATE COULD DISRUPT OUR BUSINESS AND HARM OUR FINANCIAL CONDITION. In the future, we may evaluate potential strategic acquisitions of complementary businesses, products or technologies. We may not be able to identify appropriate acquisition candidates or successfully negotiate, finance or integrate any businesses, products or technologies that we acquire. Furthermore, the integration of any acquisition may divert management's time and resources from our core business. While we from time to time evaluate potential acquisitions of businesses, products and technologies, and anticipate continuing to make these evaluations, we have no present understandings, commitments or agreements with any respect to acquisitions.

RISKS RELATED TO OUR COMMON STOCK

     THE LIQUIDITY OF OUR COMMON STOCK IS AFFECTED BY ITS LIMITED TRADING MARKET. Shares of our common stock are traded on the OTC Bulletin Board under the symbol "RFCG.OB." There is currently no broadly followed established trading market for our common stock. An "established trading market" may never develop or be maintained. Active trading markets generally result in lower price volatility and more efficient execution of buy and sell orders. The absence of an active trading market reduces the liquidity of our shares. The trading volume of our common stock historically has been limited and sporadic. As a result of this trading activity and the merger, the quoted price for our common stock on the OTC Bulletin Board is not necessarily a reliable indicator of its fair market value. Further, if we cease to be quoted, holders would find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, our common stock and the market value of our common stock likely would decline. While we have applied for approval for the listing our common stock on the American Stock Exchange, we cannot be certain that we will receive such approval.

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     OUR COMMON STOCK MAY BE SUBJECT TO REGULATIONS PRESCRIBED BY THE SECURITIES
AND EXCHANGE COMMISSION RELATING TO "PENNY STOCK." The Securities and Exchange Commission has adopted regulations that generally define a penny stock to be any equity security that has a market price (as defined in such regulations) of less than $5.00 per share, subject to certain exceptions. If our common stock meets the definition of a penny stock, it will be subjected to these regulations, which impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors, generally institutions with assets in excess of $5,000,000 and individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 (individually) or $300,000 (jointly with their spouse).

     OUR COMMON STOCK WILL LIKELY BE SUBJECT TO SUBSTANTIAL PRICE AND VOLUME FLUCTUATIONS. The market price of our common stock has been volatile and could fluctuate widely in response to several factors, some of which are beyond our control, including:

     -    our quarterly operating results;
     -    additions or departures of key personnel;
     - changes in the business, earnings estimates or market perceptions of our competitors;
     -    the introduction of new products by us or our competitors;
     -    future sales of our common stock by us or other selling stockholders;
     -    changes in general market or economic conditions;
     -    announcements of legislative or regulatory change; and
     - potentially significant downward selling pressure on the stock price during the first years as certain current and new stockholders seek to liquidate a portion or all of their holdings for various reasons - subject to certain lock-up provisions where applicable.

     The stock market has experienced extreme price and volume fluctuations in recent years that have significantly affected the quoted prices of the securities of many companies, including companies in our industry. The changes often appear to occur without regard to specific operating performance. In addition, there has been a limited public market for our common stock. We cannot predict the extent to which investor interest in us will be maintained. Such interest is necessary for an active, liquid trading market for our common stock. Active trading markets generally result in lower price volatility and more efficient execution of buy and sell orders for investors. The price and trading volumes of our common stock may fluctuate widely due to the limited public market for our stock.

     A SIGNIFICANT NUMBER OF OUR SHARES ARE ELIGIBLE FOR SALE AND THEIR SALE COULD DEPRESS THE MARKET PRICE OF OUR STOCK. Sales of a significant number of shares of our common stock in the public market following the merger and related transactions could harm the market price of our common stock. Moreover, as additional shares of our common stock become available for resale in the public market pursuant to the registration of the sale of the shares, and otherwise, the supply of our common stock will increase, which could decrease its price. Some or all of the shares of common stock may be offered from time to time in the open market pursuant to Rule 144, and these sales may have a depressive effect on the market for the shares of common stock. In general, a person who has held restricted shares for a period of one year may, upon filing with the SEC a notification on Form 144, sell into the market common stock in an amount equal to the greater of 1% of the outstanding shares or the average weekly number of shares sold in the last four weeks prior to such sale. Such sales may be repeated once each three months, and any of the restricted shares may be sold by a non-affiliate after they have been held two years.

     AFTER GIVING EFFECT TO THE MERGER, CERTAIN OF OUR PRINCIPAL STOCKHOLDERS WILL CONTINUE TO HAVE SIGNIFICANT VOTING POWER AND MAY TAKE ACTIONS THAT MAY NOT BE IN THE BEST INTEREST OF OTHER STOCKHOLDERS. Certain of our officers, directors and principal stockholders continue to control a significant percentage of our outstanding common stock. If these stockholders act together, they may be able to exert significant control over our management and affairs requiring stockholder approval, including approval of significant corporate transactions. This concentration of ownership may have the effect of delaying or preventing a change in control and might adversely affect the market price of our common stock. This concentration of ownership may not be in the best interests of all our stockholders.

     WE DO NOT ANTICIPATE PAYING DIVIDENDS IN THE FORESEEABLE FUTURE, AND THE LACK OF DIVIDENDS MAY HAVE A NEGATIVE EFFECT ON THE STOCK PRICE. We have never declared or paid any cash dividends or distributions on our common stock. We currently intend to retain our future earnings to support operations and to finance expansion and, therefore, do not anticipate paying any cash dividends on our common stock in the foreseeable future.

     OUR CERTIFICATE OF INCORPORATION AND DELAWARE LAW CONTAIN CERTAIN ANTI-TAKEOVER PROVISIONS THAT MAY INHIBIT A TAKEOVER, AND WE MAY ADOPT OTHER MEASURES TO DISCOURAGE A TAKEOVER. Delaware Law and the provisions we intend to add to our certificate of incorporation relating to a classified board of directors may have the effect not only of discouraging attempts by others to buy us, but also of making it more difficult or impossible for existing stockholders to make management changes. A classified board, which is made up of directors elected for staggered terms, while promoting stability in board membership and management, also moderates the pace of any change in control of our board of directors by extending the time required to elect a majority, effectively requiring action in at least two annual meetings. Our board may consider and adopt additional measures that would prevent us from being subject to a takeover.

     WE ARE SUBJECT TO CRITICAL ACCOUNTING POLICIES AND ACTUAL RESULTS MAY VARY FROM OUR ESTIMATES. We follow generally accepted accounting principles for the United States in preparing our financial statements. As part of this work, we must make many estimates and judgments about future events. These affect the value of the assets and liabilities, contingent assets and liabilities, and revenue and expenses that we report in our financial statements. We believe these estimates and judgments are reasonable, and we make them in accordance with our accounting policies based on information available at the time. However, actual results could differ from our estimates, and this could require us to record adjustments to expenses or revenues that could be material to our financial position and results of operations in future periods.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     Some of the statements under "Cautionary Statements," "Description of Business" and elsewhere in this Current Report on Form 8-K constitute forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by such forward-looking statements.

     Such factors include, among other things, those described under "Cautionary Statements" and elsewhere in this Current Report on Form 8-K. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "could," "expects," "plans," "intends," "anticipates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of such terms or other comparable terminology. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of such statements. We are under no duty to update any of the forward-looking statements after the date of this Current Report on Form 8-K.

                DIRECTORS AND EXECUTIVE OFFICERS AFTER THE MERGER

     The following table sets forth certain information regarding the members of our board of directors and our executive officers and, in the case of certain directors, upon compliance with Section 14(f) of the Securities Exchange Act of 1934 and Rule 14(f)-1 promulgated by the Securities and Exchange Commission. Except for Mr. Gunter and Ms. Beam, the following officers and directors will serve or continue to serve in such capacities at Presby. The directors listed below will serve until the next annual meeting of the Refocus stockholders, except for Mr. Gunter and Ms. Beam who will resign as discussed in their respective biographies below.

NAME                                          AGE     POSITION                                      SINCE
----                                          ---     --------                                      -----
NAME

Terence A. Walts............................  55      Director Nominee
                                                      President and Chief Executive Officer         March 2003

Mark A. Cox.................................  52      Vice President, Secretary and
                                                      Chief Financial Officer                       March 2003

Robin G. Terrell............................  54      Director Nominee

Abbey J. Butler.............................  65      Director Nominee

Melvyn J. Estrin............................  60      Director Nominee

Peter C. Hobbins, Ph.D......................  73      Director Nominee

Grady E. Schleier...........................  50      Director Nominee

David A. Williams...........................  61      Director                                      March 2003

Glen Bradley, Ph.D..........................  60      Director                                      March  2003

Danny Gunter................................  26      Director                                      November 2000

Adrienne Beam...............................  33      Director                                      November 2000

----------

     The principal occupations for the past five years (and, in some instances, for prior years) of each of our directors and officers are as follows:

     TERENCE (TERRY) A. WALTS joined Presby in September 2002 as President and Chief Executive Officer. Upon the consummation of the merger, Mr. Walts became our President and Chief Executive Officer. Additionally, upon compliance with
Section 14(f) of the Securities Exchange Act of 1934 and Rule 14(f)-1 promulgated by the Securities and Exchange Commission, Mr. Walts will be appointed as a member of our board of directors. He has worked exclusively in the medical/medical devices industry since 1988. From 1988 to 1998, Mr. Walts served as Senior Vice President-Sales & Marketing for CIBA, United States contact lens and lens care business, and as Senior Vice President-New Business Development. In this latter position he served full-time as Director and Chief Marketing Officer for Autonomous Technologies, a refractive laser surgery startup, on behalf of CIBA until 1998. In 1998 and 1999, Mr. Walts served as President and COO of Medjet Inc., a medical startup developing novel water-jet technology for surgical applications, including refractive surgery. In 2000, he served as interim President, Chief Executive Officer for PointDx, Inc., a radiology startup developing virtual colonoscopy and structured radiology reporting software. In 2001 and through August 2002, he served as Chief Operating Officer and Director for Oncose, Inc., a diagnostics startup developing blood tests for early cancer detection. He continues as a Director of Oncose, Inc. From 1971 to 1987, he built a solid marketing and business background while at Lever Brothers, General Foods and L'eggs Products. From 1982 to 1986, he served as Executive Director-Product Management of CIBA-Geigy's Agricultural Division.

     MARK A. COX has served as Vice President, Secretary and Chief Financial Officer of Presby since July 1997. Upon the consummation of the merger, Mr. Cox became our Vice President, Secretary and Chief Financial Officer. Prior to joining Presby, Mr. Cox was Director of Corporate Finance and Assistant Treasurer of FoxMeyer Health Corporation, a NYSE-listed company, from 1992 to 1997. He also held the same titles at FoxMeyer Corporation from 1992 to 1997. Prior to 1992, he served as Treasurer of Enserch Exploration, Inc., the managing general partner of Enserch Exploration Partners, Ltd., a NYSE-listed company from 1985 to 1991 and in various other management positions with ENSERCH Corporation from 1975 to 1985. Mr. Cox is a Certified Public Accountant in Texas.

     ROBIN G. TERRELL will join our board of directors upon compliance with
Section 14(f) of the Securities Exchange Act of 1934 and Rule 14(f)-1 promulgated by the Securities and Exchange Commission. Mr. Terrell is President of the Global Surgical Business Unit for CIBA, a $1.5 billion manufacturer and marketer of contact lenses, lens care and ophthalmic surgical products. Prior to his current position, Mr. Terrell was President of CIBA's Global Lens Care Business Unit. Mr. Terrell joined Ciba-Geigy in Basel, Switzerland in September 1980 working in central product management. In 1986, he assumed the position of Head of CIBA Vision Sweden based in Gothenburg. Subsequent appointments at CIBA Vision included Head of CIBA Vision UK based in Southampton, Head of European Operations, Head of Europe and Head of International, all based in Zurich, Switzerland. Prior to joining CIBA Vision, Mr. Terrell spent several years with Lucas Industries and Kodak in the UK. He is also Chairman of the Board of the Southeast Chapter of the Swiss American Chamber of Commerce.

     ABBEY J. BUTLER has served as a Director of Presby since April 1998. Upon compliance with Section 14(f) of the Securities Exchange Act of 1934 and Rule 14(f)-1 promulgated by the Securities and Exchange Commission, Mr. Butler will be appointed as a member of our board of directors. Mr. Butler served as Co-Chairman of the Board of Avatex Corporation, or Avatex, from March 1991 until December 2002 and Co-Chief Executive Officer from October 1991 to December 2002. Avatex filed for relief under Chapter 11 of the U.S. Bankruptcy Code in December 2002. He served as Co-Chairman of the Board from 1995 until 2002 and Co-Chief Executive Officer from 1997 until 2002 of Phar-Mor, Inc., which filed for relief under chapter 11 of the Bankruptcy Code in September 2001. He is the President and a Director of C.B. Equities Corp., a private investment company. Mr. Butler serves as a Director of iLife Systems, Inc., a medical device company, and as a member of the Board of Managers of Chemlink Laboratories,

LLC, a company engaged in the development, manufacture and distribution of proprietary effervescence formulations for use in disinfecting and sterilization applications. Mr. Butler is also a member of the Board of Managers of Cyclone Acquisition Company, LLC, a company engaged in the licensing of the Cyclone(TM) name. Mr. Butler is a member of the Executive Committee of the Board of Trustees of the American University and a Director of the Starlight Foundation, a charitable organization.

     MELVYN J. ESTRIN has served as a Director of Presby since June 1999 and will join our board of directors upon compliance with Section 14(f) of the Securities Exchange Act of 1934 and Rule 14(f)-1 promulgated by the Securities and Exchange Commission. Mr. Estrin served as Co-Chairman of the Board of Avatex from March 1991 to December 2002 and Co-Chief Executive Officer from October 1991 to December 2002. Avatex filed for relief under Chapter 11 of the U.S. Bankruptcy Code in December 2002. He served as Co-Chairman of the Board from 1995 until 2002 and Co-Chief Executive Officer from 1997 until 2002 of Phar-Mor, Inc., which filed for relief under chapter 11 of the Bankruptcy Code in September 2001. Mr. Estrin has served as Chairman and Chief Executive Officer of Human Service Group, a private management and investment firm, since 1983 and is also Chairman and Chief Executive Officer of University Research Co., LLC, an investment holding company. Mr. Estrin serves as a Director of iLife Systems, Inc., and as a member of the Board of Managers of Chemlink Laboratories, LLC and Cyclone Acquisition Company, LLC. Mr. Estrin serves as a Director of Washington Gas Light Company and of its parent, WGL Company. Mr. Estrin also served as a Trustee of the University of Pennsylvania and was appointed by former President George H. W. Bush to serve as Commissioner of the National Capital Planning Commission. Mr. Estrin was recently appointed by President George W. Bush as a trustee of the John F. Kennedy Center for the Performing Arts.

     PETER C. HOBBINS, PH.D. will join our board of directors upon compliance with Section 14(f) of the Securities Exchange Act of 1934 and Rule 14(f)-1 promulgated by the Securities and Exchange Commission. Dr. Hobbins is an experienced international general manager and management consultant. In the immediate past, he served as a member of several United States and European `working' Boards and is counselor to a number of company chairmen and chief executives. He also participates as entrepreneur-manager in several ventures, was an advisor to Ernst & Young, and sits on the Advisory Board of the Graduate School of Business Administration in Zurich, Switzerland. In his most recent operational assignment, Dr. Hobbins was an Executive Group member of Corange Limited (Boehringer, Mannheim & de Puy worldwide), a multinational, privately-owned, $6.0 billion healthcare corporation, dealing with strategy, corporate development and resource management. Subsequently, he joined that corporation's Board, chairing its Finance and Audit committees. Corange Limited is now part of Roche Holding AG, the Swiss drugmaker.

     Previously, he was Chief Executive Officer of Meci SA, a French public company. He has also been an Executive Director of Hestair Limited, a quoted British conglomerate, in charge of expanding its operations in Europe; a Director of Lewston Developments, a UK property company; a Supervisory Board member (and for a while, Chief Executive Officer) of Lenz Bau AG, a German construction company; and acting Chief Executive Officer of Nino AG, a large

German textile company. He was also a member of the finance committee of Forum Corporation.

     GRADY E. SCHLEIER will join our board of directors upon compliance with
Section 14(f) of the Securities Exchange Act of 1934 and Rule 14(f)-1 promulgated by the Securities and Exchange Commission.. Mr. Schleier has been the Chief Executive Officer and Co-Chairman of Chemlink Laboratories, LLC, or Chemlink, since December 2002. Chemlink is primarily engaged in the development, manufacture and distribution of effervescent tablets and granule formulations for use in cleaning, disinfecting and sterilization applications. From 1999 until joining Chemlink, Mr. Schleier served as the Senior Vice President, Chief Financial Officer and Treasurer of Avatex. He served as Vice President and Treasurer of Avatex from 1995 to 1999. Avatex filed for relief under Chapter 11 of the U.S. Bankruptcy Code in December 2002.

     DAVID A. WILLIAMS became one of our directors upon consummation of the merger. Mr. Williams is presently the President and owner of Roxborough Holdings Limited, a private equity holding company that invests in a variety of public and private companies. From 1969 to 1995, he was a Senior Partner at the investment counseling firm of Beutel Goodman Company. Mr. Williams has extensive public board experience, currently serving on the Board of Directors of MetroOne Telecommunications (Nasdaq), Bennett Environmental (TSE), Pinetree Capital
(TSE), and several other smaller companies in the fields of software development, portfolio management and financial services. Until 2002, Mr. Williams served on the board of directors of Drug Royalty Corp. (TSE), which held an extensive portfolio of pharmaceutical royalties.

     GLEN BRADLEY, PH.D. joined our board of directors upon consummation of the merger. Dr. Bradley was the Chief Executive Officer of CIBA Vision Corporation, the eye care unit of Novartis, A.G. from 1990 until just before his retirement in January 2003. CIBA manufactures and markets contact lenses, lens care solutions and ophthalmic surgical products. Prior to becoming Chief Executive Officer of CIBA in 1990, he held the CIBA positions of worldwide marketing and technical head, and from 1986 until 1989 he was the President of CIBA, the United States operations of the CIBA Vision Group. Dr. Bradley joined the former Geigy in 1969, which merged with Ciba. in 1970 to form Ciba-Geigy, where he held various production, technical, marketing and senior management positions. CIBA became part of Novartis after the merger of Sandoz and Ciba-Geigy in 1996. He is also the past Chairman of the Contact Lens Institute and serves on the board of directors of Biocure, Inc.

     DANNY GUNTER, a director and our former Chief Executive Officer and Chairman of our board of directors, currently serves as lead programmer and system administrator of InSite Productions, LLC, or InSite, a position he has held since April 1999. Prior to that time, he served as website developer for DCT Internet. Mr. Gunter has agreed to resign as a director in connection with the appointment of the six directors to our board of directors.

     ADRIENNE BEAM, a director and our former President and Secretary, currently serves as President and Chief Executive Officer of InSite. After spending three years serving as the Vice President of Internet services for Digital Communications Technology Corporation, or DCT, and the President of DCT-Internet, she founded InSite in May 1998. She is also the President,

Manager and a Member of InSite. Ms. Beam has agreed to resign as a director in connection with the appointment of the six directors to our board of directors.

BOARD COMPOSITION AND COMMITTEES

     The board of directors is currently composed of four members, including Danny Gunter, Adrienne Beam, David A. Williams and Glen Bradley, Ph.D. Upon compliance with Section 14(f) of the Securities Exchange Act of 1934 and Rule 14(f)-1 promulgated by the Securities and Exchange Commission, the membership of the board of directors will be increased from four to eight members with the following new members: Terence A. Walts, Dr. Peter Hobbins, Melvyn J. Estrin, Robin G. Terrell, Abbey J. Butler and Grady E. Schleier. Mr. Gunter and Ms. Beam will resign in connection with the appointment of these six directors. All Board action shall require the approval of a majority of the directors in attendance at a meeting at which a quorum is present.

     We currently do not have standing audit, nominating or compensation committees. We intend, however, to establish an audit committee and a compensation committee of the board of directors as soon as practicable. We envision that the audit committee will be primarily responsible for reviewing the services performed by our independent auditors, evaluating our accounting policies and our system of internal controls. The compensation committee will be primarily responsible for reviewing and approving our salary and benefits policies (including stock options), including compensation of executive officers.

     During the fiscal year ended December 31, 2002, Refocus' board of directors met or acted by unanimous written consent once and all directors participated.

DIRECTOR COMPENSATION

     Previously, Refocus did not pay its directors a fee for attending scheduled and special meetings of the board of directors. We will now pay each non-employee director a $2,500 quarterly retainer and a fee of $1,000 for each meeting of the board of directors that each director attends, up to two meetings per quarter. We also will pay an amount equal to 50% of such fees for each meeting of a committee of the board of directors, up to two meetings per quarter, not held in conjunction with a meeting of the board of directors. Fees will be paid annually at the time of the annual meeting of stockholders, beginning with the 2004 annual meeting. We also continue to reimburse each director for reasonable travel expenses related to such director's attendance at board of directors and committee meetings.

     Upon consummation of the merger, we awarded each non-employee director appointed and to be appointed, other than Mr. Gunter and Ms. Beam, an option to purchase 20,000 shares of our common stock. These options have an exercise price of $1.98 per share, the price per share of our common stock in the private placement less consideration for the detachable warrant, will vest on the date of the 2004 annual meeting of stockholders if the director has continued to serve until that date and will have an exercise period of five years from the date of grant. On the date of the 2004 annual meeting of stockholders and each subsequent annual stockholder meeting, we intend to award each continuing and newly elected non-employee director options to purchase 20,000 shares of our common stock. These options will have an exercise price equal to the fair market value of our common stock on the date of grant, will vest on the date of the next annual stockholder meeting if the director has continued to serve until that date and will have an exercise period of five years from the date of grant. These stock options will be subject to any adjustments as may be necessary to take into account any merger, consolidation, reorganization, recapitalization, stock dividend, stock split, reverse stock split, split up, spin-off, combination of shares, exchange of shares, dividend in kind or other like change in capital structure or distribution (other than normal cash dividends) to stockholders. The compensation committee of the board of directors, if one is constituted, may later make changes in the directors' cash and stock option compensation arrangements.

INDEBTEDNESS OF DIRECTORS AND EXECUTIVE OFFICERS

     None of our directors or officers or their respective associates or affiliates is indebted to us.

FAMILY RELATIONSHIPS

     There are no family relationships among our directors or officers.

LEGAL PROCEEDINGS

     As of the date of this Information Statement, there is no material proceeding to which any director, officer, affiliate or stockholder of the Company is a party adverse to the Company.

                             EXECUTIVE COMPENSATION

     The following Summary Compensation Table sets forth, for the years indicated, all cash compensation paid, distributed or accrued for services, including salary and bonus amounts, rendered in all capacities for the Company to its Chief Executive Officer and all other executive officers who received or are entitled to receive remuneration in excess of $100,000 during the referenced periods.

SUMMARY COMPENSATION TABLE

                                                      Annual Compensation        Long-term Compensation
                                                     -------------------------------------------------------
                                                                              Awards          Payouts
                                                                          ----------------------------------
                                                                            Securities
                                                                            Underlying                            All Other
                                           Fiscal      Salary     Bonus      Options/                            Compensation
     Name and Principal Position            Year        ($)        ($)       SARs (#)       LTIP Payouts ($)        ($) (1)
----------------------------------------------------------------------------------------------------------------------------------
Terence A. Walts (2)                        2002        53,333      -                 -                   -                     -
President and Chief Executive Officer       2001             -      -                 -                   -                     -
                                            2000             -      -                 -                   -                     -

Mark A. Cox                                 2002       145,200      -                 -                   -                     -
Vice President, Secretary and               2001       145,200      -                 -                   -                     -
Chief Financial Officer                     2000       140,522      -                 -                   -                     -

Donald P. Cudmore (3)                       2002       110,000      -                 -                   -                 3,060
Vice President, Research and                2001       110,000      -                 -                   -                   914
Development                                 2000       106,456      -                 -                   -                     -

Ronald A. Schachar                          2002       295,000      -                 -                   -                     -
Former Chief Scientist                      2001       295,000      -                 -                   -                     -
                                            2000       287,912      -                 -                   -                     -

Stanley  I. Thaw (4)                        2002        96,800      -                 -                   -               180,000
Former Executive Vice-President             2001       193,600      -                 -                   -                     -
                                            2000       180,593      -                 -                   -                     -

Thomas M. Reidhammer (3)(5)                 2002        81,250      -            15,000                   -                 3,078
Former Chief Operating Officer              2001       112,500      -            25,000                   -                     -
                                            2000             -      -                 -                   -                     -

Danny Gunter (6)                            2002         6,000      -                 -                   -                     -
Former Chief Executive Officer              2001         6,000      -                 -                   -                     -
                                            2000         6.000      -                 -                   -                     -

(1) Other compensation does not include the cost to the Company for health and welfare benefits received by the above-named officers. The aggregate amounts of such personal benefits did not excess the lessor of $50,000 or 10% of the total annual compensation of such officer.
(2)  Mr. Walts joined the Company in September 2002.
(3) Other Compensation is the total amount received for a consulting contract after Mr. Thaw resigned his position at June 30, 2002.
(4) Other compensation represents the Company's matching contributions to the employee under its 401(k) plan.
(5)  Mr. Reidhammer resigned from his position on June 15, 2002.
(6)  Mr. Gunter resigned from his position on March 6, 2003.

OPTIONS/SAR GRANTS TABLE

                      OPTION/SAR GRANTS IN LAST FISCAL YEAR
                               (Individual Grants)

                                    Number of        Percent of
                                    Securities       Total Options/
                                    Underlying       SAR's Granted     Exercise or
                                    Options/SAR's    to Employees      Base Price         Expiration
Name and Principal Position         Granted (#)      in Fiscal Year        ($/SH)            Date
---------------------------        ---------------  ----------------  -------------      ------------
Thomas M. Riedhammer                   7,010                 100%         $ 0.1926          03/06/12

FISCAL YEAR END OPTION EXERCISES AND VALUES

     The following table sets forth information concerning unexercised options held by the named executive officers as of December 31, 2002. No options were exercised by the named executive officers during 2002.

                                           NUMBER OF SECURITIES UNDERLYING             VALUE OF UNEXERCISED IN-THE-
                                      UNEXERCISED OPTIONS AT FISCAL YEAR END (#)     MONEY OPTIONS AT FISCAL YEAR END
                                      ------------------------------------------     --------------------------------

NAME                                     EXERCISABLE            UNEXERCISABLE        EXERCISABLE       UNEXERCISABLE
----                                     -----------            -------------        -----------       -------------
Mark A. Cox                               22,325 (1)                   -             $ 42,596 (3)                -
Donald P. Cudmore                         26,250 (1)                   -             $ 50,085 (3)                -
Thomas M. Riedhammer                           -                  18,692 (2)                -             $ 33,784 (3)

NOTES:

(1)  These options have an exercise price of $0.092 per share.
(2)  These options have an exercise price of $0.1926 per share.
(3) Value based upon $2.00 per share, the price per share paid by investors in the private placement of our common stock.

STOCK OPTION PLAN

     In connection with the merger, we assumed the Amended and Restated 1997 Stock Option Plan of Presby, or the Plan, which was adopted by Presby's board of directors on February 21, 2003. The following is a summary of the material terms of the Plan.

     The Plan provides for grants of stock options to officers (including officers who are also directors) of the Company or its subsidiaries, other employees of the Company or its subsidiaries, directors of the board as well as independent contractors and consultants who perform valuable services for the Company or its subsidiaries. By encouraging stock ownership, the Company seeks to attract, retain and motivate such participants and to encourage such participants to devote their best efforts to the business and financial success of the Company.

     GENERAL. Subject to adjustment in certain circumstances as discussed below, the Plan authorized up to 4.1 million shares of common stock (adjusted for the 1 for 2.14 reverse split prior to the merger) for issuance pursuant to the terms of the Plan. If and to the extent grants under the Plan expire or are terminated for any reason without being exercised, or the shares subject to a grant are forfeited, the shares of our common stock subject to such grant will again be available for grant under the Plan. The Company has awarded options to purchase 1,060,112 shares of common stock (as adjusted) since the Plan's inception, of which 719,486 are still outstanding.

     ADMINISTRATION OF THE PLAN. Unless the board of directors determines otherwise, the Plan is administered and interpreted by a committee, or the Committee, of the board of directors consisting of not fewer than two persons appointed by the board of directors from among its members, each of whom shall qualify as a "Non-Employee Director" as defined in Rule 16b-3(b)(3) under the Securities Exchange Act of 1934 and as an "outside director" within the meaning of Section 162(m) of the Internal Revenue Code of 1986, or the Code, and the Treasury Regulations thereunder. The Committee has the sole authority to determine (i) persons to whom grants may be made under the Plan, (ii) the type, size and other terms and conditions of each grant, (iii) the time when the grants will be made and the duration of any applicable exercise or restriction period, including the criteria for vesting and the acceleration of vesting, and
(iv) any other matters arising under the Plan. The Committee has full power and authority to administer and interpret the Plan, to make factual determinations and to adopt or amend such rules, regulations, agreements and instruments for implementing the Plan and for conduct of its business as it deems necessary or advisable, in its sole discretion. The board of directors expects to appoint the Compensation Committee to serve as this Committee.

     GRANTS. Grants under the Plan may consist of (i) options intended to qualify as incentive stock options, or ISOs, within the meaning of section 422 of the Code or (ii) so-called "non-qualified stock options" that are not intended to so qualify, or NQSOs.

     OPTIONS. The option price of any ISO granted under the Plan will not be less than the fair market value of the underlying shares of common stock on the date of grant. The option price of a NQSO may be greater than, equal to or less than the fair market value of the underlying shares of common stock on the date of grant. The Committee will determine the term of each option, provided however, the exercise period of any ISO granted under the Plan may not exceed 10 years from the date of grant, and the exercise period of an NQSO may not exceed 15 years from the date of grant. A participant may pay the option price (i) in cash, (ii) with the approval of the Committee, by delivering shares of common stock owned by the participant and having a fair market value on the date of exercise equal to the option price or (iii) by a combination of the foregoing. The participant may instruct the Company to deliver the shares of common stock due upon the exercise to a designated broker instead of to the participant.

     AMENDMENT AND TERMINATION OF THE PLAN. The board of directors may amend or terminate the Plan at any time; provided that the board of directors may not amend the Plan, without stockholder approval, to (i) increase (except for increases due to the adjustments discussed below) the aggregate number of shares of common stock for which grants may be made thereunder, (ii) increase the individual limit of shares of common stock for which grants may be made to any single individual under the Plan, (iii) modify the requirements as to eligibility to participate in the Plan or (iv) make any amendment that requires stockholder approval pursuant to Section 162(m) of the Code.

     ADJUSTMENT PROVISIONS. Subject to the change of control provisions described below, in the event of certain transactions identified in the Plan, the Committee may appropriately adjust (i) the number of shares of common stock (and the option price per share) subject to the un-exercised portion of any outstanding options, (ii) the number of shares of common stock covered by outstanding grants, (iii) the number of shares of common stock for which grants may be made under the Plan and (iv) the individual limit of shares for which grants may be made to any individual under the Plan, and such adjustments shall be effective and binding for all purposes of the Plan.

     CHANGE OF CONTROL OF THE COMPANY. In the event of a Change in Control, as defined in the Plan, (1) each outstanding stock option will become fully exercisable on the day before such Change in Control, or on such earlier date selected by the Committee, and (2) the Committee may either (i) by giving written notice, cancel all or any portion of the exercisable portion of such stock option (including a portion that has become exercisable by acceleration) that remains unexercised on such date, or (ii) by giving written notice, cancel all or any portion of the exercisable portion of such stock option in exchange for the payment of the Change in Control Price, as defined in the Plan, which payment may be made in cash or in property payable in the transaction, or both.

     SECTION 162(m). Under Section 162(m) of the Code, the Company may be precluded from claiming a federal income tax deduction for total remuneration in excess of $1,000,000 paid to the chief executive officer or to any of the other four most highly compensated officers in any one year. Total remuneration includes amounts received upon the exercise of stock options granted under the Plan and the value of shares received when shares of restricted stock become vested (or such other time when income is recognized). An exception does exist, however, for "performance-based compensation," including amounts received upon the exercise of stock options pursuant to a plan approved by stockholders that meets certain requirements. The Plan has been approved by the stockholders of Presby, has been assumed by Refocus and is intended to allow grants of options thereunder to meet the requirements of "performance-based compensation." Grants of restricted stock generally will not qualify as "performance- based compensation."

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

CIBA VISION TRANSACTIONS

     In March 2002, CIBA and we entered into an agreement pursuant to which CIBA has the right to obtain an exclusive worldwide license to market, distribute and sell the PresVIEW device, the PresVIEW Incision System (the specialized automated incision device) and related disposable blades developed for the surgery by us, subject to certain terms and conditions, including the requirement for CIBA to purchase equity interests in us.

     Under our agreement with CIBA, we will receive a percentage royalty on CIBA's worldwide net sales of the PresVIEW device and related products. CIBA has the option to make minimum royalty payments totaling $13.6 million in the initial five years under its agreement with us if it wishes to maintain its rights to an exclusive license of the PresVIEW device, PresVIEW Incision System and related products. CIBA has paid us $2.0 million in advance for future royalties. CIBA also purchased a total of $1.25 million of our common stock in the first tranche of the private placement, and CIBA irrevocably committed, subject to certain conditions precedent, to purchase a total $1.25 million of our common stock in the second tranche of the private placement. Subject to certain conditions precedent, CIBA will also purchase an additional $2.5 million of our common stock within 60 days following the enrollment of the first patient in our Phase III FDA clinical trial. Further, CIBA has agreed to pay us an additional amount up to $4.0 million upon the achievement of certain FDA related milestones.

     CIBA has agreed to assume responsibility for the legal defense of our worldwide PresVIEW patent portfolio against patent infringement, subject to mutual agreement between CIBA and us. A legal committee consisting of two members from each of CIBA and us will jointly make decisions regarding such patent defense.

     Robin G. Terrell, a director nominee of the Company, is an officer of CIBA. Additionally, pursuant to our agreement with CIBA, we agreed to appoint and nominate Mr. Terrell to our board of directors. Terence A. Walts, our President and Chief Executive Officer and a director nominee, is a former CIBA employee. Further, Glen Bradley, Ph.D., a member of our board of directors, was an officer of CIBA until he retired in January 2003.

AVATEX CORPORATION

     Prior to January 2003, we subleased approximately 4,100 square feet from Avatex a substantial holder of our common stock. Avatex leased the office space for its own headquarters in the same building. Avatex did not make a profit on the lease and charged us only the market-based lease cost billed from the building's property manager. As a result of downsizing our operations during 2002 and entering into our agreement with CIBA, we needed less office space. We have negotiated a settlement of the amount due for the remainder of the term of the lease, which would have expired in December 2003.

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     Abbey J. Butler and Melvyn J. Estrin, directors of Presby, and director nominees of Refocus, each served as Co-Chairman of the Board of Avatex from March 1991 until December 2002 and Co-Chief Executive Officer of Avatex from October 1991 until December 2002. Grady E. Schleier, a director nominee of Refocus, served as the Senior Vice President of Avatex from 1999 until December 2002 and as Vice President and Treasurer of Avatex from 1995 until 1999.

RONALD A. SCHACHAR, M.D., Ph.D.

     Prior to July 2002, we were parties to an agreement with RAS Service, which is affiliated with Dr. Schachar. Pursuant to this agreement RAS Service received a portion of all sales revenue for PresVIEW devices. The $112,277 due to RAS Service as of the termination of the contract was paid in additional shares of Series B Preferred of Presby, which was converted prior to the merger into Presby common stock and, at the closing of the merger, further converted into shares of common stock of Refocus. Dr. Schachar, however, did not receive any of these shares that were issued to RAS Service.

     We currently lease a 4,000 square foot building in Denison, Texas from Dr. Schachar, our former Chairman and Chief Executive Officer. We have constructed our clean room facility in the leased building and have made total leasehold improvements to the facility of approximately $35,000. We lease the facility on a month-to-month basis for $4,000 per month, the approximate fair market rent.

     On February 25, 2003, Dr. Schachar and we entered into a Severance, Release and Consulting Agreement. In accordance with such agreement, Dr. Schachar resigned as an officer and director of the Company and we agreed to retain Dr. Schachar as a consultant for a period of up to five years. Dr. Schachar will assist us in conducting research and development on our products for the treatment of age-related macular degeneration, or ARMD, maintenance of our patent portfolio and other matters. Subject to certain conditions, Dr. Schachar will be paid an aggregate of $1.75 million over the consulting period. The timing of the amount of Dr. Schachar's consulting fees in years three, four and five are partially dependent on our profitability in those years. As security for the payment of such consulting fees, we granted Dr. Schachar a security interest in certain of our patent rights relating to the SEVFL and ARMD devices and patent applications. Dr. Schachar also received from us an assignment of our patents for the Macular Degeneration device outside the United States, which is revocable upon certain conditions.

     In addition, pursuant to the terms of the Severance, Release and Consulting Agreement, Dr. Schachar agreed to support the election of certain members to Presby's board of directors and granted us a limited proxy to vote shares beneficially owned by him and his immediate family in connection with the merger and its related transactions. Dr. Schachar has further agreed not seek reelection or be appointed or nominated to our board of directors.

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BRIDGE LOAN

     On February 26, 2003, Mr. Walts, our President and Chief Executive Officer and a director nominee, Grady E. Schleier, a director nominee, C.B. Equities Retirement Trust, an entity controlled and owned by Mr. Butler, a director nominee, and St. Elizabeth's Hospital, Inc., an entity controlled by Mr. Estrin, a director nominee, made a loan to us of $187,500 aggregate principal amount. The loan was evidenced by promissory notes that were unsecured and bore interest at a rate of 12% per annum. Upon consummation of the initial tranche of the private placement, $162,500 aggregate principal amount of these promissory notes were converted into shares of our common stock at conversion price of $2.00 per share.

INSITE PRODUCTIONS, LLC

     We were parties to an agreement with InSite Productions, LLC whereby Insight developed Refocus' website for $33,620. We also rented our office space from Insight. Danny Gunter and Adrienne Beam are principals in InSite Productions, LLC. We paid $250 per month in rent to InSite Productions, LLC and $200 per month for their website maintenance services. Immediately following the merger, we transferred our rights to our website to InSite Productions, LLC in consideration for InSite Productions, LLC's forgiveness of indebtedness in the amount of $1,800 that we owed to it, and we and Insite Productions, LLC terminated the website agreement and office lease.

OTHER MATTERS

     In connection with the merger, Refocus paid Ms. Beam and Mr. Gunter an aggregate amount of $5,000 and $20,000, respectively, for the cancellation of substantially all of the shares of Refocus capital stock held of record or beneficially owned by Ms. Beam and Mr. Gunter immediately prior to the merger.

     In connection with the conversion of Presby's Series B preferred stock into Presby's common stock prior to the merger, we agreed to appoint and nominate Messrs. Butler, Estrin and Schleier to our board of directors.

     We agreed to pay a finder's fee, subject to certain conditions, of $50,000 and to issue 25,000 shares of our common stock each to two individuals who assisted us in the private placement, one of whom was Dr. Steven Meyer, who was previously affiliated with us. One of these individuals, however, did not satisfy the conditions for receipt of the finder's fee and was not paid a fee upon consummation of the merger. We have accrued this fee pending resolution of the payment conditions.

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                                LEGAL PROCEEDINGS

     In addition to the patent infringement matters discussed below, we, as plaintiff, received a settlement in our favor in December 1999 of $690,000 and the forgiveness of $47,651 in liabilities. PCL also received a forgiveness of $65,939 of debt. After attorneys' fees and expenses, we received approximately $413,000. We also recorded an additional related gain of $22,168 in the first quarter of 2000. The Company and its officers were also the subject of countersuits associated with the above litigation. Such countersuits were dismissed as part of the settlement.

     In March 2000, we filed suit against Surgilight, Inc. for patent infringement in the United States District Court for the Middle District of Florida, Orlando Division. We own multiple domestic and international patents directed to methods, devices and systems for the treatment of Presbyopia and other eye disorders. One such patented methodology is directed to the use of lasers to weaken the sclera (the white of the eye), and thereby manipulate the ciliary muscle to treat Presbyopia. Our international patent portfolio is directed to, and includes within its scope, various means and methodologies that increase the effective working distance of the ciliary muscle in a presbyopic eye.

     By using lasers to ablate the sclera, we asserted that Surgilight infringed one or more of the patents. During the litigation, substantially all discovery and pretrial litigation were conducted. During this litigation, Surgilight filed several substantive motions for summary judgment, all of which were denied by the Federal Magistrate.

     Following these denials, in December 2001, we accepted a cash settlement from Surgilight. In conjunction with that settlement, Surgilight acknowledged the validity and enforceability of our patents. The settlement did not include a license of any of our technology to Surgilight.

     In May 2000, we filed a patent infringement suit against Howard N. Straub, D.O., the Colorado Eye Institute, Restorvision, Inc. and LensTec, in the United States District Court for the District of Colorado. We alleged that Straub has performed or arranged for the performance of surgical procedures on United States citizens and in foreign countries in which unauthorized copies of our patented PresVIEW devices were used. During the litigation, significant discovery and pretrial litigation were conducted. We and our patent counsel believe such copies of the PresVIEW device created by the defendants are covered under existing patents issued to us. During this litigation, the defendants filed substantive motions for summary judgment, all of which were denied by the Federal Judge.

     Following the most recent denial, in June 2002, the Court granted a Motion jointly proposed by both parties that stayed the litigation for a period of 12 months. During this period, the United States Patent and Trademark Office will continue its investigation into the validity of Restorvision's patent applications. We believe that those applications will be rejected by the Patent Office.

     If the Patent Office issues a patent on Restorvision's modification, we and our counsel believe that Restorvision would still be required to obtain a license to our underlying PresVIEW patents prior to marketing the Restorvision modification in the United States and in many countries around the world. Under the CIBA Agreement, we are prohibited from agreeing to such a license, although CIBA could grant such a license with our consent.

     To encourage medical and scientific research that might otherwise constitute patent infringement in the United States, Congress has provided a limited patent infringement exemption. This exemption, found at 35 U.S.C.
Section 271(e)(1), provides that a person does not commit an act of infringement by using patented technology "solely for uses reasonably related to the development and submission of information" to the FDA. This exemption applies equally to patented drugs and medical devices.

     In the Surgilight and Straub suits, the defendants attempted to rely upon this exemption as part of their defense.

     We disputed that the defendants' activities are protected by the exemption. We contend, among other things, that in order for activities to be undertaken solely for the purposes of submitting information to the FDA, the activities must comply with the regulations of the FDA. We believe that the defendants have violated FDA regulations and are not protected by the exemption.

     We further believe that any activities not permitted under such exemption, such as commercial activities in the United States, are violations of our patents.

     In August 1999, we filed suit against Orbtek, Bausch & Lomb, Bausch & Lomb Surgical, and various doctors alleging that the defendants practiced, without permission, various patented methods relating to astigmatic correctional surgery and radial keratotomy. The patents at issue in this suit do not relate to the PresVIEW technology. In early 2001, we accepted a cash settlement from the defendants to settle this litigation on a confidential basis.

     In May 2001, we also filed suit against Douglas Steel, M.D. We alleged in the suit that Dr. Steel copied, manufactured and sold in the United States a scleral prosthesis developed and patented by us. We further alleged that Dr. Steel performed numerous commercial surgeries in the United States to treat Presbyopia in accordance with procedures developed and patented by us. The United States District Court for the Central District of California issued a preliminary injunction in late May 2001 against Dr. Steel as requested by us. In October 2001, we accepted a cash settlement from Dr. Steel. The settlement did not include a license of any of our technology to Dr. Steel.

     We have notified certain other potential infringers of potential litigation by us, but is not currently engaged in other litigation.

     Under the CIBA Agreement, a Patent Litigation Committee, or PLC, was formed to facilitate communication and decision-making concerning all pending, threatened and potential claims relating to patent infringement, including both claims against CIBA or us and claims by CIBA or us against any third party based upon our patent rights. The PLC has two voting members from CIBA and two from the Company. Generally, all patent litigation must have the majority vote approval of the PLC. Subject to the approval of the PLC, CIBA will lead and fund the litigation to prevent or eliminate any infringement of our patent rights by third parties. Any recovery of damages will be allocated to both parties first as reimbursement for expenses and then based on the damages incurred by the CIBA and us, respectively. Should the recovery of damages not cover CIBA's expenses, CIBA shall recover 50% of the total unrecovered costs from future royalty payments to be paid to us such that each party bears 50% of the unrecovered costs of litigation.

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ITEM 5.    OTHER EVENTS AND REGULATION FD DISCLOSURE

     Concurrently with the merger, Refocus (as it existed with Presby) consummated a private placement resulting in the issuance of shares of Refocus common stock at a price per share of $2.00 with detachable warrant to purchase one-half of a share of Refocus common stock at an exercise price per share of $2.50. The private placement is being consummated in two tranches. The first tranche closed simultaneously with the closing of the merger. Investors who participated in the first tranche were required to irrevocably commit to the second tranche, with 50% of their subscribed investment being funded at the closing of the first tranche and the remaining 50% being funded at the closing of the second tranche. The closing of the second tranche (and the funding of investor funds in connection the second tranche) is contingent on:

     - the initiation of Presby's Phase II FDA, clinical trial for the treatment of Presbyopia;

     -    the earlier of:

            - approval from Health Canada (the Canadian equivalent of the FDA) to commercialize Presby's treatment for primary open angle glaucoma, or POA Glaucoma, and/or Ocular Hypertension or

            - the completion, after the closing of the merger, of 500 surgical procedures in Canada and/or the EU utilizing the PresVIEW device for the treatment of POA Glaucoma or Ocular Hypertension; and

     -    the concurrent second tranche investment by CIBA of $1.25 million.

The second tranche investment commitment is secured by the shares of Refocus common stock issued in the first tranche. The net proceeds of the first tranche of the private placement currently available for use is approximately $4,577,000 after deducting fees and expenses of the placement. We expect approximately $5,605,000 will be available for use from the second tranche of the private placement after deducting fees and expenses of the placement. The net proceeds from the private placement includes a minimum investment from CIBA of $2.5 million, a minimum investment from Verus and/or its assignees of $3.0 million and the conversion of promissory notes in $225,000 aggregate principal amount into our common stock.

     We used $25,000 of the net proceeds of the initial tranche of the private placement to repay a promissory note that was not converted into our common stock upon consummation of the merger. We expect to use the remaining net proceeds of the private placement to finance the commercialization of our surgical implant technology and related instrumentation as follows:

     - FDA clinical trials for the treatment of Presbyopia, Ocular Hypertension and POA Glaucoma are estimated to cost approximately $3.4 million over the next 15 months.

     - Salaries and related expenses are estimated to cost approximately $1.3 million over the next 15 months.

     - Professional fees, including, auditing, legal, costs associated with our patent portfolio, public relations, securities laws compliance and other public entity expenses are estimated to cost $1.8 million over the next 15 months.

     -    The remaining net proceeds are expected to be used for:

            - working capital and general corporate purposes, including acquisitions;

            -  cost overruns relating to FDA clinical trials; and

            - consulting fees, including fees for research and development on next-generation products, such as SEVFL and a surgical treatment for Dry ARMD.

We cannot assure you, however, that our expected uses of the net proceeds of the private placement described above will not change materially. Events or changes may occur that are currently unknown to us that may impact the use of these proceeds.

     Upon the closing of the initial tranche of the private placement, we issued warrants to purchase 600,000 shares of our common stock to each of two entities or their assignees who provided advisory services to us. These warrants are exercisable upon issuance, except for 200,000 shares purchasable under each of these warrants that become exercisable upon the closing of the second tranche of the private placement. The exercise price of the warrants is $2.50 per share, and the warrants expire three years from the date of issuance.

     In order to provide additional financing for working capital and capital expenditure requirements, we plan to engage a placement agent to raise up to $2.5 million in a private placement of the same securities offered in the private placement consummated in connection with the merger. In the event that we do not successfully raise at least $1 million of additional capital within six months of the closing of the merger upon terms that are at least as favorable as the private placement conducted in connection with the merger, Verus has subscribed to purchase that number of shares of our common stock at a price of $2 per share in order to satisfy the deficiency between the amount of additional capital we successfully raise and $1 million. Each share purchased by Verus upon the occurrence of this event will have a detachable warrant to purchase one-half of a share of our common at an exercise price of $2.50 per share that expires three years from the date of issuance.

THIS CURRENT REPORT ON FORM 8-K DOES NOT CONSTITUTE AN OFFER TO SELL OR SOLICITATION OF AN OFFER TO PURCHASE SECURITIES OF THE COMPANY. ANY OFFER OF SECURITIES MADE BY THE COMPANY OR OTHER PERSON ON BEHALF OF THE COMPANY MAY BE MADE ONLY PURSUANT TO MATERIALS AND OTHER OFFERING DOCUMENTS PREPARED BY THE COMPANY AND DELIVERED TO QUALIFIED PURCHASERS EXPRESSLY FOR USE IN CONNECTION WITH THE PRIVATE PLACEMENTS, AND ANY SUCH OFFER SHALL BE MADE IN COMPLIANCE WITH, OR PURSUANT TO AN EXEMPTION FROM, SECTION 5 OF THE SECURITIES ACT OF 1933. THE SECURITIES OFFERED WILL NOT BE REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY NOT BE OFFERED OR SOLD IN THE UNITED STATES ABSENT REGISTRATION OR AN APPLICABLE EXEMPTION FROM REGISTRATION REQUIREMENTS.

ITEM 7.    FINANCIAL STATEMENTS AND EXHIBITS

     a. FINANCIAL STATEMENTS OF THE BUSINESS ACQUIRED. The audited financial statements of Presby required by this Item 7(a) are not yet available. The Registrant expects that the audited financial statements of Presby will be completed and filed by amendment to this Form 8-K Current Report within 15 days after the date of this Form 8-K Current Report.

     b. PRO FORMA FINANCIAL INFORMATION (UNAUDITED). The pro forma financial statements of the Registrant required by this Item 7(b) are not yet available. The Registrant expects that the pro forma financial statements will be completed and filed by amendment to this Form 8-K Current Report not later than 15 days after the date of this Form 8-K Current Report.

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     c.   EXHIBITS:

     The following exhibits are furnished in accordance with Item 601 of Regulation S-B:

EXHIBIT NO.                              DESCRIPTION

2.1 - Agreement of Merger and Plan of Reorganization, dated as of March 6, 2003, by and among the Registrant, Refocus Acquisition Corp. and Presby Corp.

3.1 - Certificate of Incorporation of the Registrant, dated as of January 10, 2003.

3.2 -          Bylaws of the Registrant.

4.1 -          Form of common stock certificate.

4.2  -         Form of Warrant to Purchase Common Stock, at $2.50 per share, expiring March 6, 2006.

10.1 -         Amended and Restated Presby Corp. 1997 Stock Option Plan.

10.2 -         Presby Corp. Employees Savings Plan.

10.3 - Confidentiality Letter Agreement, dated as of May 5, 1999, by and between RAS Holding Corp. and CIBA Vision Corporation.

10.4 - Secrecy Agreement, dated as of August 21, 2001, by and among CIBA Vision Corporation, RAS Holding Corp. and Presby Corp.

10.5.1 - License Agreement, dated as of March 6, 2002, by and between Presby Corp. and CIBA Vision AG.

10.5.2  -      First Amendment to License Agreement, dated as of March 3, 2003, by and between Presby Corp. and CIBA Vision AG.

10.6 - Employment Agreement, dated as of April 24, 1998, by and between RAS Holding Corp. and Mark A. Cox, and as amended December 1, 2002.

10.7 - Employee Confidentiality and IP Rights Agreement, dated July 1997, by and between Presby Corp. and Mark A. Cox.

10.8 - Employment Agreement, dated as of September 5, 2002, by and between Presby Corp. and Terence A. Walts.

10.9 - Non-Qualified Stock Option Agreement with Terence A. Walts, dated as of September 1, 2002.

10.10 - Severance, Release and Consulting Agreement, dated as of February 25, 2003, by and between Presby Corp. and Ronald A. Schachar, M.D., Ph.D.

10.11 - Amended and Restated Registration Rights Agreement, dated as of June 22, 2000, by and among RAS Holding Corp. and the parties named therein.

10.12 - Form of Promissory Note, dated as of February 26, 2003, made by Presby Corp. in favor of six lenders for $250,000 aggregate principal amount.

10.13 - Advisory Agreement, dated as of March 3, 2003, by and between the Registrant and Verus Support Services Inc.

10.14 - Advisory Agreement, dated as of March 4, 2003, by and among the Registrant and Kingsdale Capital Corporation and its affiliates.

10.15 - Indemnification Agreement, dated as of March 6, 2003, by and among the Registrant, Daniel Gunter and Adrienne Beam.

10.16 - Form of Lock-Up Letter by and between the Registrant and holders of Presby Corp. common stock.

10.17 - Form of Lock-Up Letter by and between the Registrant and holders of Presby Corp. Series B preferred stock.

10.18 - Form of Lock-Up Letter by and between the Registrant and holders of Presby Corp. Series C preferred stock.

10.19 -        Form of Subscription Agreement.

10.20 - Letter Agreement, dated as of March 6, 2003, by Verus Support Services Inc. and acknowledged by the Registrant relating Verus's contingent subscription.

10.21- Letter Agreement, dated as of March 4, 2003, by and between Registrant and Insite Productions, LLC.

21.1 -         Subsidiaries of the Registrant.

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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 12, 2003                       REFOCUS GROUP, INC.


                                           By:    /s/ Mark A. Cox
                                                  ---------------------------
                                           Name:  Mark A. Cox
                                                  ---------------------------
                                           Title: Vice President, Secretary
                                                  and Chief Financial Officer
                                                  ---------------------------

                                INDEX TO EXHIBITS

EXHIBIT NO.                              DESCRIPTION

2.1 - Agreement of Merger and Plan of Reorganization, dated as of March 6, 2003, by and among the Registrant, Refocus Acquisition Corp. and Presby Corp.

3.1 - Certificate of Incorporation of the Registrant, dated as of January 10, 2003.

3.2 -          Bylaws of the Registrant.

4.1 -          Form of common stock certificate.

4.2  -         Form of Warrant to Purchase Common Stock, at $2.50 per share, expiring March 6, 2006.

10.1 -         Amended and Restated Presby Corp. 1997 Stock Option Plan.

10.2 -         Presby Corp. Employees Savings Plan.

10.3 - Confidentiality Letter Agreement, dated as of May 5, 1999, by and between RAS Holding Corp. and CIBA Vision Corporation.

10.4 - Secrecy Agreement, dated as of August 21, 2001, by and among CIBA Vision Corporation, RAS Holding Corp. and Presby Corp.

10.5.1 - License Agreement, dated as of March 6, 2002, by and between Presby Corp. and CIBA Vision AG.

10.5.2  -      First Amendment to License Agreement, dated as of March 3, 2003, by and between Presby Corp. and CIBA Vision AG.

10.6 - Employment Agreement, dated as of April 24, 1998, by and between RAS Holding Corp. and Mark A. Cox, and as amended December 1, 2002.

10.7 - Employee Confidentiality and IP Rights Agreement, dated July 1997, by and between Presby Corp. and Mark A. Cox.

10.8 - Employment Agreement, dated as of September 5, 2002, by and between Presby Corp. and Terence A. Walts.

10.9 - Non-Qualified Stock Option Agreement with Terence A. Walts, dated as of September 1, 2002.

10.10 - Severance, Release and Consulting Agreement, dated as of February 25, 2003, by and between Presby Corp. and Ronald A. Schachar, M.D., Ph.D.

10.11 - Amended and Restated Registration Rights Agreement, dated as of June 22, 2000, by and among RAS Holding Corp. and the parties named therein.

10.12 - Form of Promissory Note, dated as of February 26, 2003, made by Presby Corp. in favor of six lenders for $250,000 aggregate principal amount.

10.13 - Advisory Agreement, dated as of March 3, 2003, by and between the Registrant and Verus Support Services Inc.

10.14 - Advisory Agreement, dated as of March 4, 2003, by and among the Registrant and Kingsdale Capital Corporation and its affiliates.

10.15 - Indemnification Agreement, dated as of March 6, 2003, by and among the Registrant, Daniel Gunter and Adrienne Beam.

10.16 - Form of Lock-Up Letter by and between the Registrant and holders of Presby Corp. common stock.

10.17 - Form of Lock-Up Letter by and between the Registrant and holders of Presby Corp. Series B preferred stock.

10.18 - Form of Lock-Up Letter by and between the Registrant and holders of Presby Corp. Series C preferred stock.

10.19 -        Form of Subscription Agreement.

10.20 - Letter Agreement, dated as of March 6, 2003, by Verus Support Services Inc. and acknowledged by the Registrant relating Verus's contingent subscription.

10.21- Letter Agreement, dated as of March 4, 2003, by and between Registrant and Insite Productions, LLC.

21.1 -         Subsidiaries of the Registrant.